                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)

                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:                        [X]
Filed by a Party other than the Registrant:     [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement     [_]  Confidential, For Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12


                       CHORUS COMMUNICATIONS GROUP, LTD.

               (Name of Registrant as Specified in Its Charter)

                                      N/A

   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_] Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     Common Stock, no par value, of Chorus Communications Group, Ltd.
     --------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
     --------------------------------------------------------------------------
(5)  Total fee paid:
     --------------------------------------------------------------------------
[X]  Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                      [CHORUS COMMUNICATIONS GROUP LOGO]

                             Post Office Box 46520
                         Madison, Wisconsin 53744-6520

                                                            April 17, 2001

To Our Shareholders:

   You are cordially invited to attend a special meeting of shareholders of Chorus Communications Group, Ltd. ("Chorus") to be held on June 5, 2001, at 7:00 p.m., local time, at the Middleton High School, located at 7400 North Avenue, Middleton, Wisconsin.

   At the special meeting you will be asked to consider and vote upon a proposal to approve a merger agreement among Chorus and Telephone and Data Systems, Inc. ("TDS"), and Singer Acquisition Corp., a wholly owned subsidiary of TDS. If the merger is completed, Chorus will become a subsidiary of TDS, and you will receive $36.07 in cash for each of your Chorus shares.

   Your Board of Directors has determined that the merger is fair to and in the best interests of Chorus and its shareholders. Accordingly, your Board has approved and adopted the merger agreement and the merger, and recommends that you vote FOR the approval of the merger agreement at the special meeting.

   The Board has continuously evaluated market conditions and trends in the telecommunications industry, both locally and nationally, in order to determine the most advantageous path this company should travel and to reward Chorus shareholders for their support over the years. Entering into the merger agreement reflects the culmination of this process.

   The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

   Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of all of the outstanding shares of Chorus common stock. Accordingly, failing to vote your shares will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded.

   On behalf of your Board of Directors, I thank you for your support and appreciate your consideration of this matter.

                                        Very truly yours,

                                        Dean W. Voeks
                                        Chief Executive Officer

   This proxy statement is dated April 17, 2001, and is first being mailed to shareholders on April 18, 2001.

                       [CHORUS COMMUNICATIONS GROUP LOGO]

                             Post Office Box 46520
                         Madison, Wisconsin 53744-6520

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE 5, 2001

                               ----------------

To Our Shareholders:

   A special meeting of shareholders of Chorus Communications Group, Ltd. ("Chorus"), will be held on June 5, 2001, at 7:00 p.m., local time, at the Middleton High School, located at 7400 North Avenue, Middleton, Wisconsin, to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 24, 2000, among Chorus, Telephone and Data Systems, Inc. ("TDS") and a wholly owned subsidiary of TDS (including the form of the surviving corporation's Articles of Incorporation), pursuant to which the subsidiary will be merged into Chorus and each share of common stock of Chorus outstanding immediately prior to the merger (other than shares held by Chorus, TDS or their respective subsidiaries and by shareholders who properly exercise their dissenters' rights) will be converted into the right to receive $36.07 in cash, without interest.

   The Board of Directors has fixed April 3, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting.

   Whether or not you expect to attend the special meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose. Returning your proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person.

                                     By Order of the Board of Directors,

                                     Grant B. Spellmeyer
                                     Secretary

April 17, 2001

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT CHORUS' MERGER AND THE SPECIAL MEETING OF
 SHAREHOLDERS.............................................................   1

SUMMARY TERM SHEET........................................................   3
  The Proposed Transaction................................................   3
  Chorus' Recommendation to Shareholders..................................   3
  Opinion of Legg Mason Wood Walker.......................................   3
  The Special Meeting.....................................................   3
  Background of the Merger................................................   4
  The Merger..............................................................   4
  The Merger Agreement....................................................   5
  Interests of Certain Persons in the Merger..............................   6

THE COMPANIES.............................................................   7
  Chorus Communications Group, Ltd........................................   7
  Telephone and Data Systems, Inc.........................................   7
  Singer Acquisition Corp.................................................   7

THE SPECIAL MEETING.......................................................   8
  General.................................................................   8
  Record Date and Voting..................................................   8
  Required Vote...........................................................   8
  Proxies; Revocation.....................................................   8
  Other Matters...........................................................   9

SPECIAL FACTORS...........................................................  10
  Background of the Merger................................................  10
  Chorus' Reasons for the Merger; Recommendation of the Chorus Board......  11
  Opinion of Legg Mason Wood Walker.......................................  13
  Purpose of the Merger; Certain Effects of the Merger....................  16
  Material Federal Income Tax Consequences................................  16
  Governmental and Regulatory Approvals...................................  17
  Accounting Treatment....................................................  19
  Merger Financing; Source of Funds.......................................  19
  Interests of Certain Persons in the Merger..............................  19
  Amendment to Chorus Rights Agreement....................................  21
  Dissenters' Rights......................................................  21

THE MERGER AGREEMENT......................................................  23
  Structure and Effective Time of the Merger..............................  23
  Merger Consideration....................................................  23
  Payment Procedures......................................................  23
  Dissenting Shares.......................................................  23
  Cancellation of Shares..................................................  24
  Treatment of Chorus Stock Options.......................................  24
  Articles of Incorporation...............................................  24
  Directors and Officers..................................................  24
  Representations and Warranties..........................................  24
  Shareholder Meeting.....................................................  25

  Covenants; Conduct of the Business of Chorus Prior to the Merger..........  25
  No Solicitation of Transactions...........................................  26
  Certain Other Covenants and Agreements....................................  27
  Conditions to the Merger..................................................  29
  Termination...............................................................  29
  Termination Fee...........................................................  30
  Expenses..................................................................  30
  Amendment.................................................................  30

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS...................  32

MARKET PRICE OF CHORUS COMMON STOCK AND DIVIDEND INFORMATION................  33

FORWARD-LOOKING STATEMENTS..................................................  34

FUTURE SHAREHOLDER PROPOSALS................................................  34

WHERE YOU CAN FIND MORE INFORMATION.........................................  34

Annex A--Agreement and Plan of Merger....................................... A-1
Annex B--Articles of Incorporation of the Surviving Corporation............. B-1
Annex C--Opinion of Legg Mason Wood Walker, Incorporated.................... C-1
Annex D--Subchapter XIII of the Wisconsin Business Corporation Law.......... D-1

                  QUESTIONS AND ANSWERS ABOUT CHORUS' MERGER
                    AND THE SPECIAL MEETING OF SHAREHOLDERS

Q: WHY IS CHORUS MERGING?

A: Chorus is merging with a newly formed company, which is a subsidiary of Telephone and Data Systems, Inc. ("TDS"), in order to enable TDS to own all of Chorus' outstanding shares of common stock.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will be entitled to receive $36.07 in cash for each share of Chorus common stock that you own.

Q: WHAT WILL HAPPEN TO CHORUS AFTER THE MERGER?

A: Chorus will be owned by TDS or one of its direct or indirect majority-owned subsidiaries.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
   AGREEMENT?

A: After considering a number of factors, including the fairness opinion of its investment banker, Legg Mason Wood Walker, Incorporated, your Board of Directors unanimously believes that the terms of the merger agreement are fair to and in the best interests of shareholders.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for surrendering your share certificates and receiving the cash payment, less any applicable withholding taxes.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE?

A: Yes. Just send the Secretary of Chorus a written revocation notice or a later-dated, signed proxy card before the special meeting or attend the special meeting and vote.

Q: WHO MAY VOTE ON THE MERGER AGREEMENT?

A: All shareholders of record as of the close of business on April 3, 2001 may vote. You are entitled to one vote per share of Chorus common stock that you owned on the record date. For the merger to occur, the holders of at least a majority of the outstanding shares must approve the merger agreement.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held on June 5, 2001, at 7:00 p.m., local time, at the Middleton High School located at 7400 North Avenue, Middleton, Wisconsin.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We will complete the merger when all of the conditions to its completion are satisfied or waived. Assuming satisfaction or waiver of all the conditions, the merger will become effective after we file the appropriate articles of merger with the Wisconsin Department of Financial Institutions and after we take certain ministerial actions. We are working toward completing the merger as quickly as possible and hope to complete the merger promptly after the special meeting by the end of the second quarter or the beginning of the third quarter of 2001.

Q: WHAT ARE THE MATERIAL CONDITIONS TO COMPLETING THE MERGER?

A: Among other matters, completion of the merger requires shareholder approval, as discussed above, receipt of necessary regulatory approvals and the sale of certain of Chorus' wireless properties.

Q: WHAT ELSE WILL HAPPEN AT THE MEETING?

A: Except for the vote on the merger agreement, no other matters may come before the special meeting.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: You may dissent from the merger and seek appraisal of the fair market value of your shares by complying with all of the Wisconsin law procedures explained on pages 21 to 22.

Q: WHAT IF THE MERGER IS NOT COMPLETED?

A: It is possible the merger will not be completed. That might happen if, for example, Chorus shareholders do not approve the merger agreement. Should that occur, neither TDS nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of Chorus common stock.

Q: WHO CAN ANSWER MY QUESTIONS?

A: If you have questions about the merger or need additional copies of this proxy statement, please call Innisfree M&A Incorporated, a professional soliciting organization retained by Chorus, at 1-888-750-5834.

                               SUMMARY TERM SHEET

   This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger and other transactions contemplated by Chorus and TDS. In particular, you should read the documents attached to this proxy statement, including the merger agreement, which is attached as Annex A and the form of the surviving corporation's Articles of Incorporation attached as Annex B. In addition, we incorporate by reference important business and financial information about Chorus into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 34 of this proxy statement.

The Proposed Transaction

  . The Proposal (page 8). You are being asked to consider and vote upon a proposal to approve the merger agreement that provides for Chorus to be acquired by TDS.

  . What You Will Receive (page 16). Upon completion of the merger, you will be entitled to receive $36.07 in cash for each share of Chorus common stock that you own.

  . The Acquiror (page 7). TDS is a diversified telecommunications corporation headquartered in Chicago, Illinois.

Chorus' Recommendation to Shareholders (page 11)

   Your Board of Directors has determined by a unanimous vote that the merger is fair to and in the best interests of Chorus and its shareholders and has approved and adopted the merger agreement and the merger. Your Board recommends that shareholders vote FOR approval of the merger agreement at the special meeting.

Opinion of Legg Mason Wood Walker (page 13 and Annex C)

   On November 24, 2000, Legg Mason Wood Walker, Incorporated, Chorus' financial advisor, delivered its written opinion, dated November 24, 2000, to the Board that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $36.07 per share in cash to be received by the holders of shares of common stock of Chorus is fair from a financial point of view to such holders.

   Legg Mason provided its advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger. Legg Mason's opinion is not a recommendation as to how any Chorus shareholder should vote at the special meeting. The opinion is attached as Annex C to this proxy statement, and you are urged to read the opinion in its entirety.

The Special Meeting

  . Date, Time and Place (page 8). The special meeting will be held on June
    5, 2001, at 7:00 p.m., local time, at the Middleton High School, located at 7400 North Avenue, Middleton, Wisconsin.

  . Required Vote (page 8). Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Chorus common stock.

  . Who May Vote (page 8). You are entitled to vote at the special meeting if you owned shares of Chorus common stock at the close of business on April 3, 2001, the record date for the special meeting. 5,375,533 shares of Chorus common stock were outstanding as of the record date and entitled to be voted.

  . Procedure for Voting (page 8). You may vote in either of two ways:

   . by completing and returning the enclosed proxy card, or

   . by appearing at the special meeting.

   If you complete and return the enclosed proxy but wish to revoke it, you must either file with the Secretary of Chorus a written, later-dated notice of revocation, send a later-dated proxy relating to the same shares to the Secretary of Chorus at or before the special meeting or attend the special meeting and vote in person (please note that your attendance at the meeting will not, by itself, revoke your proxy).

Background of the Merger (page 10)

   For a description of the events leading to the approval of the merger agreement and the merger by the Board and the reasons for such approval, you should refer to "Special Factors--Background of the Merger" and "--Chorus' Reasons for the Merger; Recommendation of the Chorus Board."

The Merger

  . The Structure (page 16). Upon the terms and conditions of the merger agreement, a wholly owned subsidiary of TDS will merge with and into Chorus. Chorus will remain in existence as a wholly owned subsidiary of TDS. Chorus shareholders will have no equity interest in Chorus or TDS after the merger as a result of the merger.

  . Accounting Treatment (page 19). The merger will be treated as a "purchase" for accounting purposes.

  . Material Federal Income Tax Consequences (page 16). The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount equal to the difference between the amount of cash you receive and your tax basis in Chorus common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

  . Antitrust Matters and Governmental Approvals (page 17). Under United
    States federal antitrust law, the merger may not be completed until Chorus and TDS have made filings with the United States Federal Trade Commission and the United States Department of Justice and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), has expired or been terminated. On January 11, 2001, early termination of the HSR Act waiting period was granted to Chorus. In addition, before the merger can be consummated, Chorus and TDS must obtain the approval of the Federal Communications Commission pursuant to the Communications Act of 1934 for the transfer of control from Chorus to TDS of certain FCC licenses and authorizations currently held by Chorus and its subsidiaries. Applications for such transfers have been filed with the FCC and remain pending. Chorus and TDS also submitted an application to the Minnesota Public Utilities Commission to approve the change in control over the HBC Telecom Certificate of Authority and such approval was granted on March 22, 2001. Furthermore, Chorus is required to notify the Wisconsin Public Service Commission of the merger within ten (10) days of the effective time of the merger, but no prior approval is required. Chorus and TDS hope to complete the proposed merger by the end of the second quarter or beginning of the third quarter of 2001. However, no assurances can be made that Chorus and TDS will receive the necessary governmental clearances, or satisfy the other conditions of the merger, to complete the merger by then or by September 29, 2001 (the date that either Chorus or TDS may terminate the merger agreement if the merger has not been completed by such date).

  . Dissenters' Rights (page 21 and Annex D). Under Wisconsin law, Chorus shareholders are entitled to dissenters' rights in the merger.

  . Merger Financing (page 19). TDS has informed Chorus that the aggregate merger consideration of approximately $195 million to be paid to Chorus shareholders (assuming that no shareholders perfect their dissenters' rights under Wisconsin law) will be financed through existing debt facilities and cash on hand.

The Merger Agreement (page 23 and Annex A and Annex B)

  . Closing of the Merger (page 29). Before we can complete the merger, a number of conditions must be satisfied. These include:

   . approval of the merger agreement by the requisite vote of Chorus shareholders;

   . absence of any legal prohibition against the merger;

   . expiration or early termination of the applicable waiting period under United States federal antitrust laws;

   . receipt of required governmental approvals, except as would not reasonably be expected to have a material adverse effect on TDS or its subsidiaries (giving effect to the merger);

   . each party's compliance with its agreements under the merger agreement, including the disposition of certain of Chorus' wireless properties, in all material respects;

   . the accuracy of each party's representations and warranties under the merger agreement in all material respects; and

   . no "Distribution Date" or "Shares Acquisition Date" (each as defined in
     Chorus' rights agreement) will have occurred.

  The merger is expected to occur as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

  . Termination of the Merger Agreement (page 29). Chorus and TDS may agree in writing to terminate the merger agreement at any time without completing the merger, even after Chorus shareholders have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

   (1) by either party if the merger is not completed by September 29, 2001, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

   (2) by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

   (3) by either party if Chorus shareholders fail to approve the merger agreement at the special meeting;

   (4) by either party if the other party to the merger agreement fails to perform in any material respect any of its material obligations under the merger agreement which failure is not cured or is uncurable;

   (5) by either party if the other party to the merger agreement breaches its representations or warranties and such breach is not cured or is uncurable and would reasonably be expected to have a material adverse effect on the relevant party;

   (6) by TDS if Chorus' Board withdraws or materially modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to TDS or Merger Sub;

   (7) by TDS if a "Distribution Date" or a "Shares Acquisition Date" (each as defined in Chorus' rights agreement) will have occurred; and

   (8) by Chorus after paying a termination fee in the amount of three percent of the aggregate merger consideration, or approximately $5.85 million, if Chorus receives a written acquisition proposal which the Chorus Board determines in good faith is reasonably likely to result in terms which are more favorable from a financial view to Chorus shareholders than the merger and is reasonably capable of being consummated.

  . Termination Fee If Merger Is Not Completed (page 30). Chorus must pay TDS a termination fee in the amount of three percent of the aggregate merger consideration, or approximately $5.85 million, if:

   . the merger agreement is terminated for the reason stated in clause (6) of "--Termination of the Merger Agreement" above;

   . the merger agreement is terminated for the reason stated in clause (8) of "--Termination of the Merger Agreement" above; or

   . all of the following three events occur:

    . the merger agreement is terminated for the reason stated in clause
      (3) of "--Termination of the Merger Agreement" above;

    . prior to such termination, Chorus receives a written acquisition proposal which the Chorus Board determines in good faith is reasonably likely to result in terms which are more favorable from a financial view to Chorus shareholders than the merger and is reasonably capable of being consummated; and

    . within 12 months following the termination of the merger agreement, Chorus enters into or agrees to enter into a binding written agreement with respect to that third-party proposal.

Interests of Certain Persons in the Merger (page 19)

   When the Chorus Board considered the merger and the merger agreement, the Board was aware that certain of the officers and directors of Chorus have interests and arrangements that may be different from, or in addition to, your interests as Chorus shareholders. They are, or may become, entitled to certain compensation and benefits in connection with the merger as follows:

  . acceleration and payments in respect of outstanding Chorus stock options;

  . payments and benefits under executive severance agreements;

  . continuation in effect of obligations under Chorus' supplemental executive retirement plan; and

  . the indemnification of and provisions for liability insurance for Chorus directors and officers, among others.

                                 THE COMPANIES

Chorus Communications Group, Ltd.

   Chorus, a Wisconsin corporation, is a telecommunications company serving approximately 45,000 business and residential access lines and 30,000 Internet customers primarily in Wisconsin. Its assets include the local exchange carriers Mid-Plains, Inc., Dickeyville Telephone Corporation and The Farmers Telephone Company. Chorus' other operations, including Chorus Networks, Inc. and Pioneer Communications, Inc., sell, install and service business telephone and videoconferencing systems, data networks, Internet access, long distance and publish telephone directories. Chorus also has recently entered the CLEC business in Wisconsin and Minnesota. In addition, through its local exchange carriers, Chorus has interests in certain wireless partnerships in Wisconsin.

   The principal executive office of Chorus is located at 8501 Excelsior Drive, Madison, Wisconsin 53717-0070, and the telephone number at that office is (608) 828-2000.

Telephone and Data Systems, Inc.

   TDS, a Delaware corporation, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing cellular and local telephone service. TDS currently employs over 8,000 people and serves approximately 3.6 million customers in 35 states. Founded in 1969, TDS Telecom serves more than 900 rural and suburban communities in 28 states. TDS Telecom has achieved steady growth and is the ninth largest non-Bell telephone company in the United States, with more than 696,000 access lines and revenues of $546 million in 1999.

   The principal executive office of TDS is located at 30 North LaSalle Street, Chicago, Illinois 60602, and the telephone number at that office is (312) 630-1900.

Singer Acquisition Corp.

   Singer Acquisition Corp., a Wisconsin corporation ("Merger Sub"), was formed by TDS in 2000 solely for the purpose of entering into the merger agreement and merging with and into Chorus. Merger Sub is a wholly owned subsidiary of TDS. The mailing address of Merger Sub's principal executive office is c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, Chicago, Illinois 60602 (telephone:(312) 630-1900).

                              THE SPECIAL MEETING

General

   This proxy statement is being furnished to Chorus shareholders as part of the solicitation of proxies by Chorus' Board of Directors for use at a special meeting to be held on June 5, 2001, starting at 7:00 p.m., local time, at the Middleton High School, located at 7400 North Avenue, Middleton, Wisconsin. The purpose of the special meeting is for the Chorus shareholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 24, 2000, among Chorus, TDS and Merger Sub (including the form of the surviving corporation's Articles of Incorporation), which provides for the merger of Merger Sub with and into Chorus and for the conversion of all of the shares of Chorus common stock held by Chorus shareholders (other than Chorus, TDS and their respective subsidiaries and other than dissenting shareholders who perfect their appraisal rights) into the right to receive the cash merger consideration of $36.07 per share. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to Chorus shareholders on or about April 18, 2001.

Record Date and Voting

   The holders of record of Chorus common stock as of the close of business on the record date, which was April 3, 2001, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 5,375,533 shares of Chorus common stock outstanding.

   The holders of a majority of the outstanding shares of Chorus common stock on April 3, 2001, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Chorus common stock held in treasury by Chorus or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

Required Vote

   Each share of Chorus common stock outstanding on April 3, 2001 is entitled to vote at the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Chorus common stock. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger agreement. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval of the merger agreement. You may vote your shares in either of two ways:

     (1) by completing and returning the enclosed proxy card, or

     (2) by appearing and voting in person at the special meeting.

   As of the record date, the directors and executive officers of Chorus owned, in the aggregate, 203,649 outstanding shares of Chorus common stock, or collectively approximately 3.8% of the outstanding shares of Chorus common stock on that date.

Proxies; Revocation

   If you vote your shares of Chorus common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Chorus common stock will be voted FOR the approval of the merger agreement.

   You may revoke your proxy at any time before the proxy is voted at the special meeting. You may revoke your proxy prior to the vote at the special meeting by:

    (1) submitting a written revocation dated after the date of the proxy that is being revoked to the Secretary of Chorus at 8501 Excelsior Drive, Madison, Wisconsin 53717-0070;

    (2) submitting a new proxy dated after the date of the proxy that is being revoked; or

    (3) appearing in person and voting at the special meeting; however, attendance at the special meeting will not by itself constitute revocation of a proxy.

   Chorus will bear the expenses incurred in connection with printing and filing this proxy statement and soliciting proxies for the special meeting. Officers, directors and employees of Chorus may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Chorus also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Innisfree M&A Incorporated has been retained by Chorus to assist it in the solicitation of proxies, using the means referred to above, and will receive fees of up to approximately $7,500, plus reimbursement of out-of-pocket expenses.

Other Matters

   Except for the vote on the merger agreement, and upon appropriate motion, an adjournment of the special meeting, no other matters may come before the special meeting.

   Your vote is important. Please return your marked proxy card promptly so your shares can be represented at the special meeting, even if you plan to attend the meeting in person.

   You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for Chorus common stock will be mailed to you as soon as practicable after completion of the merger.

                                SPECIAL FACTORS

Background of the Merger

   In light of market conditions and trends in the telecommunications industry, the Board has considered on a periodic basis strategic alternatives designed to maintain the viability of Chorus and to enable Chorus to maximize its value to its shareholders. In its evaluation, the Board recognized that significant challenges face Chorus in a changing competitive and economic environment.

   The consideration of strategic alternatives by the Board was intensified as a result of contacts, beginning in April 2000, from third parties interested in acquiring Chorus. Contacts with those third parties continued over the next several months. At the August 21, 2000 Board of Directors meeting, to which representatives of Legg Mason were invited, the Board heard a presentation from management regarding, among other things, Chorus' recent operating and financial performance. Management and Legg Mason also summarized the contacts with the third parties referred to above. In addition, Legg Mason discussed with the Board and management strategic alternatives that might be available to Chorus, including pursuing the company's business plan as an independent company or conducting an auction process toward a sale or merger transaction. After extensive discussion of these alternatives, the Board determined to engage Legg Mason to assist the Board in the evaluation of Chorus' strategic alternatives. To that end, the Board directed Legg Mason to solicit preliminary indications of interest from third parties, including the third parties with whom the company already had contacts, for the acquisition of Chorus to determine what level of interest such third parties would have in acquiring Chorus and what the range of values would be for any such potential acquisition. The Board and Legg Mason discussed which companies they believed to be the most likely interested parties based on perceived strategic fit and potential ability and willingness to pay a premium price for Chorus. The Board did not place any limitations on Legg Mason with regard to which potentially interested parties should be contacted. At or about this time Chorus engaged Skadden, Arps, Slate, Meagher & Flom (Illinois) as legal counsel to assist the Board in this process.

   Through November 2000, Legg Mason contacted a number of potential strategic and financial buyers. A number of the companies contacted expressed interest and entered into a customary confidentiality agreement with Chorus. After entering into a confidentiality agreement, each company was permitted to conduct due diligence investigations of Chorus at a data room assembled for such purpose and at presentations by Chorus management. As part of the due diligence process, management provided each of these companies with certain confidential information relating to the company. Each of the interested parties was also given the opportunity to conduct follow-up due diligence investigations with representatives of Chorus and its advisors.

   In late October 2000, interested parties were provided with a letter setting forth the procedures for the submission of definitive written acquisition proposals for the acquisition of all of the outstanding capital stock of Chorus. Attached to the procedures letter was a draft of a merger agreement which interested parties were instructed to comment upon in writing for inclusion with their bids. While the draft merger agreement contemplated a cash transaction, the procedures letter indicated the Board's willingness to consider a transaction involving marketable securities. The procedures letter provided that all proposals must be submitted in writing no later than 4:00 p.m. CDT, on Wednesday, November 8, 2000.

   On Thursday, November 9, 2000, the Board met by conference telephone for the purpose of reviewing with management, Legg Mason and Skadden, Arps the proposals received and to discuss how to proceed with the parties submitting proposals. The Board directed management and the company's advisors to seek clarification of the proposals for purposes of a presentation at a regularly scheduled Board of Directors meeting to be held on November 15, 2000.

   On Wednesday, November 15, 2000, the Board met and reviewed in greater detail the proposals received. Counsel also advised the Board as to certain legal aspects of a proposed transaction and reviewed the comments that had been made to the form of merger agreement. Based upon the proposals received, the Board determined that the auction process should be continued so that the Board would be best positioned to evaluate

Chorus' strategic alternatives. To that end, the Board instructed Legg Mason to remain in contact with the other bidders, but also authorized Legg Mason and Skadden, Arps to negotiate the best price and terms with TDS for the purpose of presenting a final proposal to the Board as soon as practicable. Upon the advice of counsel, the Board directed the members of executive management who were aware of the bid solicitation process not to engage in any discussions regarding future employment with any potential bidder.

   On Thursday, November 16, 2000, representatives of Chorus' management, Legg Mason and Skadden, Arps met with representatives of TDS and its legal counsel to begin negotiations on the material terms of the agreement, including price. The parties had frequent contacts until all terms of the agreement were resolved between representatives of TDS and representatives of Chorus on Friday, November 24, 2000. Through this process, among other matters, TDS offered to increase the price to be paid in its proposal to $36.07 per Chorus share and agreed to eliminate the purchase price adjustment mechanism that it had originally proposed. No other interested party had offered a price as high as that offered by TDS.

   On November 21, 2000, representatives of TDS informed representatives of Chorus that the TDS board had approved the merger agreement subject to the satisfactory resolution of the outstanding terms of the merger agreement and subject to the approval of the merger agreement by the Chorus Board.

   On Friday, November 24, 2000, the Board met again. Legg Mason and Chorus' management and counsel reviewed for the Board developments in the bid solicitation process since the Wednesday, November 15, 2000, meeting of the Chorus Board, including the status of discussions with TDS as well as contacts with the other bidders. Chorus' counsel reviewed the terms of the proposed agreement that had been reached with TDS and again reviewed the fiduciary duties of the Board in the matters under consideration. Legg Mason rendered its written opinion, that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the $36.07 cash per share consideration is fair from a financial point of view to holders of shares of common stock of Chorus. The Board was also reminded of the matters related to the transaction in which the members of the Board and Chorus management had an interest which could be said to be different from or in addition to the interests of Chorus shareholders in general. See "--Interests of Certain Persons in the Merger." After considerable discussion and consideration, the Board voted unanimously to approve the merger and the merger agreement and all related matters and to recommend to Chorus shareholders that they vote to approve the merger agreement.

Chorus' Reasons for the Merger; Recommendation of the Chorus Board

   At a special Board meeting on November 24, 2000, the Board determined that the merger is fair to and in the best interests of Chorus and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated by that agreement. Accordingly, the Board recommends that Chorus shareholders vote FOR approval of the merger agreement at the special meeting.

   In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by that agreement, and to recommend that Chorus shareholders vote to approve the merger agreement, the Board considered the following material factors:

  . the Board's familiarity with, and presentations by Chorus' management and its financial advisors regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Chorus (as well as the risks involved in achieving those prospects), and the current environment for the telecommunications industry in which Chorus competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

  . the possible alternatives to the merger (including the possibility of continuing to operate Chorus as an independent entity), the range of possible benefits to Chorus shareholders of such alternatives and the timing and likelihood of accomplishing the goal of any such alternatives;

  . the current and historical market prices of Chorus common stock relative to those of other industry participants and general market indices;

  . the fact that the $36.07 per share price represents a 125.4% premium over the closing price of Chorus common stock on the last trading day prior to the November 24, 2000 Board meeting and a 71.3% premium over the highest ever closing price per share of Chorus common stock prior to the announcement of the merger agreement;

  . the fact that the merger consideration is all cash, which provides certainty of value to Chorus shareholders;

  . the extensive sale process conducted by Chorus involving multiple potentially interested parties;

  . the presentations by Legg Mason, including those on November 15 and November 24, 2000, and its written opinion dated November 24, 2000, that, as of the date of such opinion and based on and subject to the matters set forth in that opinion, the $36.07 per share in cash to be received by holders of Chorus common stock pursuant to the merger agreement is fair from a financial point of view to such holders (see "--Opinion of Legg Mason Wood Walker");

  . the terms of the merger agreement that provide that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement--No Solicitation of Transactions," "-- Termination," and "--Termination Fee," Chorus can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Chorus and can terminate the merger agreement for a superior proposal (see "The Merger Agreement");

  . the belief that while Chorus may be required under FCC rules to dispose of its interests in a personal communications system (PCS) property and a cellular property because of TDS' existing ownership of certain wireless properties, those properties were readily marketable;

  . the potential long-term impact of the transaction on Chorus employees and on the communities and customers Chorus serves, which the Board believed to be favorable; and

  . the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on TDS' ability to obtain financing and the Board's view of the likelihood that the proposed acquisition will be consummated in light of the experience, reputation and financial capability of TDS.

   The Board also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:

  . the fact that an all-cash transaction would be taxable to Chorus shareholders for United States federal income tax purposes;

  . the covenants in the merger agreement restricting the conduct of Chorus' business prior to the consummation of the merger only to conduct which is in the ordinary course consistent with past practice as well as various other operational restrictions on Chorus prior to the consummation of the merger;

  . the fact that Chorus may be required under FCC rules to dispose of its interests in a PCS property and a cellular property because of TDS' existing ownership of certain wireless properties;

  . the provision in the merger agreement requiring Chorus to pay a termination fee in the amount of approximately $5.85 million, if the merger agreement is terminated under certain circumstances more fully described in the section entitled "The Merger Agreement--Termination Fee;"

  . the risks and costs to Chorus if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which Chorus' employees will experience during the pendency of the transaction, the payments in connection with employee benefit matters Chorus could possibly be required to make upon receipt of approval of the merger agreement by Chorus' shareholders even if the merger is not consummated and the possibility that Chorus' stock price could decline below the pre-announcement level; and

  . the possibility that, notwithstanding the provisions of the merger agreement allowing Chorus, under certain circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement in connection with a superior proposal for a business combination or acquisition of Chorus, the termination fee payable upon such termination might discourage other parties that might have an interest in a business combination with, or an acquisition of, Chorus (see "The Merger Agreement").

   In addition, the directors of Chorus were aware of the interests of executive officers and directors of Chorus described under "--Interests of Certain Persons in the Merger." The Board did not believe that these interests should affect its decision to approve the merger and the merger agreement in light of the fact that such interests are primarily based on contractual arrangements which were in place prior to the negotiation of the merger and the Board's assessment that the judgment and performance of the directors and executive officers would not be impaired by such interests.

   The foregoing discussion addresses the material information and factors considered by the Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger and the merger agreement was made after consideration of all of the factors as a whole. In addition, individual members of the Board may have given different weights to different factors.

Opinion of Legg Mason Wood Walker

   The Chorus Board retained Legg Mason to act as Chorus' financial advisor in connection with the matters previously described, including to give its opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of common stock of Chorus.

   On November 24, 2000, Legg Mason delivered its written opinion, dated November 24, 2000, to the Board that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $36.07 per share in cash to be received by the holders of shares of common stock of Chorus is fair from a financial point of view to such holders. Legg Mason also presented to the Board the analyses described below.

   The Legg Mason opinion was prepared solely for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the consideration to be received by the holders of shares of common stock of Chorus. The Legg Mason opinion does not address the relative merits of the merger as contrasted with any other business strategies considered by the Board, nor does it express any opinion as to the Board's decision to proceed with the merger agreement. The Legg Mason opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger agreement.

   THE FULL TEXT OF THE LEGG MASON OPINION IS ATTACHED HERETO AS ANNEX C TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY LEGG MASON IN CONNECTION WITH SUCH OPINION.

   Chorus selected Legg Mason as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the communications industry and is familiar with Chorus and its business. Legg Mason has in the past performed other financial advisory services for Chorus for which Legg Mason has received customary compensation. As part of its investment banking business, Legg Mason is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In arriving at its opinion, Legg Mason reviewed the merger agreement and also reviewed financial and other information that was publicly available, or furnished to Legg Mason by Chorus, including information provided during discussions with management. Included in the information provided during discussions with management of Chorus were certain financial projections of Chorus management. In addition, Legg Mason compared certain financial data of Chorus with various other companies whose securities are traded in public markets. Legg Mason reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as Legg Mason deemed appropriate for purposes of rendering its opinion.

   In rendering its opinion, Legg Mason relied upon and assumed the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided to Legg Mason by Chorus or that was otherwise reviewed by Legg Mason and assumed that Chorus is not aware of any other information that might be material to Legg Mason's analysis or opinion. With respect to Chorus' financial projections, Legg Mason relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Chorus as to the future operating and financial performance of Chorus. Actual results may differ materially from the projections, and Legg Mason assumed no responsibility for the correctness of the projections. Legg Mason did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by Legg Mason. Legg Mason relied as to certain legal matters on advice of counsel to Chorus.

   The Legg Mason opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Legg Mason as of, the date of the Legg Mason opinion. Although subsequent developments may have affected or in the future may affect the Legg Mason opinion, Legg Mason is under no obligation to update, revise or reaffirm its opinion.

   In preparing its opinion, Legg Mason conducted three principal analyses to determine if the transaction was fair from a financial point of view: (1) a comparison of Chorus with the publicly traded companies comparable to Chorus,
(2) a comparison of the transaction with comparable merger and acquisition transactions involving rural local exchange companies, and (3) a comparison of the transaction with the present value of discounted cash flows from Chorus' financial projections. The principal benchmarks for comparing valuations of companies and acquisitions in the rural local exchange carrier ("RLEC") sector are enterprise value as a multiple of access lines and EBITDA. For purposes of Legg Mason's analysis, Legg Mason defined enterprise value as the market value of fully-diluted common equity plus the book value of long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds from the exercise of outstanding options and warrants and the value of certain other assets and investments. "EBITDA" is net income before interest expense, interest income, income taxes, depreciation, amortization and extraordinary items. Legg Mason accorded greater weight to access line multiples because (i) EBITDA data are available on relatively few RLEC acquisition transactions, limiting the number of comparable transactions, and
(ii) EBITDA fluctuates dramatically among different companies based upon factors that are difficult to identify and assess.

   No company or transaction used in any comparable analysis as a comparison is identical to Chorus or the merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and trading value of the comparable companies or company to which they are being compared. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinion. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the consideration to be paid in the transaction, Legg Mason did not find it practicable to assign relative weights to the factors considered in reaching its opinion.

   The following is a summary of the analyses performed by Legg Mason in connection with the preparation of the Legg Mason opinion.

   Financial Analyses

   Legg Mason conducted the following analyses in evaluating the consideration to be received by shareholders of Chorus in the merger.

   Public Comparables Analysis

   Legg Mason analyzed selected current and historical operating information and valuation data for certain publicly traded RLECs that Legg Mason deemed comparable to Chorus. Particular emphasis was placed on RLECs of similar size with similar sources of revenues. These companies included Conestoga Enterprises, Inc., D&E Communications, Inc., Hector Communications, Inc., New Ulm Telecom, Inc., North Pittsburgh Systems, Inc. and Warwick Valley Telephone Company.

   Legg Mason compared the multiples of enterprise value to the EBITDA and number of access lines of each of the comparable companies to derive a range of multiples for the comparable companies. Legg Mason then applied the comparable company EBITDA and per access line multiple ranges to the corresponding data for Chorus to derive implied enterprise value ranges for Chorus. Based on the above analysis, Legg Mason derived an implied enterprise value reference range
(i) of $2,402 to $3,672 per access line, resulting in an implied enterprise value for Chorus of $105,400,000 to $161,200,000, and (ii) of 6.5x to 9.4x
trailing EBITDA, resulting in an implied enterprise value for Chorus of $72,500,000 to $104,800,000.

   Comparable Acquisitions Analysis

   Legg Mason reviewed 13 selected control acquisitions or proposed control acquisitions involving RLECs that Legg Mason deemed to be comparable to Chorus. In examining RLEC acquisitions, Legg Mason derived an EBITDA multiple and an access line multiple range for the acquired companies based on each company's enterprise value as of the date of the announcement of the acquisition. Legg Mason then applied the comparable company EBITDA and per access line multiple ranges to the corresponding data for Chorus to derive implied enterprise value ranges for Chorus. Based on the above analysis, Legg Mason derived an implied enterprise value reference range (i) of $2,726 to $6,388 per access line, resulting in an implied enterprise value for Chorus of $119,700,000 to $280,400,000, and (ii) of 8.1x to 12.8x trailing EBITDA, resulting in an implied enterprise value for Chorus of $90,300,000 to $142,700,000.

   Discounted Cash Flow Analysis

   Legg Mason performed a discounted cash flow analysis of Chorus for the period commencing January 1, 2001 and ending December 31, 2009 using Chorus' projections and assumptions. Legg Mason's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal value indicated below. The discounted cash flow value of Chorus was estimated using a discount rate ranging from 11% to 13% and terminal EBITDA multiples for Chorus' fiscal year ending December 31, 2009 ranging from 7.0x to 8.5x. From this analysis Legg Mason derived a reference range for Chorus' enterprise value of $214,000,000 to $277,000,000.

   Conclusion

   On the basis of the analyses described above, giving particular emphasis to access line multiples (which Legg Mason viewed as the primary indicator of enterprise value), Legg Mason provided the Board with an indicated enterprise value range for Chorus of $150,000,000 to $180,000,000. Based on the aggregate merger consideration of approximately $195,000,000 to be paid to Chorus shareholders pursuant to the terms of the merger agreement and the $34,400,000 of net indebtedness of the company as of the execution of the merger agreement, the merger agreement implies an enterprise value of the company of $229,400,000.

   Engagement of Legg Mason

   Chorus agreed to pay Legg Mason (1) an initial financial advisory fee of $100,000, (2) a fee of $250,000 upon execution by Chorus of a definitive agreement with respect to a sale, and (3) a percentage-based transaction fee contingent upon the successful consummation of the merger, against which the amounts payable pursuant to clauses (1) and (2) will be credited. Pursuant thereto, the total payments to Legg Mason, excluding fees and expenses, in connection with the consummation of the merger will be approximately $2,500,000. In addition, Chorus agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. Chorus has also agreed to indemnify Legg Mason and specified related persons against specific liabilities relating to or arising out of its engagement.

Purpose of the Merger; Certain Effects of the Merger

   The principal purpose of the merger is to enable TDS to own all of the equity interest in Chorus and afford Chorus' public shareholders the opportunity to receive a cash price for their shares that represents a significant premium over the market price at which the shares traded prior to the announcement of the merger. This will be accomplished by a merger of Merger Sub with and into Chorus, with Chorus as the surviving corporation. In the merger, all of the shares of Chorus common stock held by Chorus shareholders (other than Chorus, TDS and their respective subsidiaries and other than dissenting shareholders who perfect their appraisal rights) will be converted into the right to receive the cash merger consideration of $36.07 per share.

   The merger will terminate all equity interests in Chorus held by shareholders and TDS will be the sole beneficiary of any earnings and growth of Chorus following the merger. Chorus' common stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed for trading on the Nasdaq OTC Bulletin Board under the symbol "CCGL." Upon the completion of the merger, Chorus common stock will be delisted from the Bulletin Board and registration of Chorus' common stock under the Exchange Act will be terminated.

Material Federal Income Tax Consequences

   General

   The following is a summary of the material United States federal income tax consequences of the merger to Chorus shareholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authorities, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Chorus common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States, a domestic corporation or partnership, or a person that is otherwise subject to United States federal income tax on a net income basis). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Chorus shareholder in light of that Chorus shareholder's personal investment circumstances, or those Chorus shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, and (except as specifically described below) foreign corporations and nonresident alien individuals), Chorus shareholders who hold shares of Chorus common stock as part of a hedging, "straddle," conversion or other integrated transaction, Chorus shareholders who acquired their shares of Chorus common stock through the exercise of employee stock options or other compensation arrangements or Chorus shareholders who exercise their dissenters' rights under the Wisconsin Business Corporation Law. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Chorus shareholder.

   Consequences of the Merger to Chorus Shareholders

   The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Chorus common stock will recognize gain or loss equal to the difference between such shareholder's adjusted tax basis in Chorus common stock converted in the merger, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will be short-term gain or loss if, at the effective time of the merger, the shares of Chorus common stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss would be long-term. In the case of shareholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

   Information Reporting and Backup Withholding

   Under the United States federal income tax backup withholding rules, unless an exemption applies, TDS is required to and will withhold 31% of all payments to which a Chorus shareholder or other payee is entitled in the merger, unless the Chorus shareholder or other payee provides its taxpayer identification number ("TIN") (social security number, in the case of an individual, or employer identification number in the case of other shareholders), and certifies under penalties of perjury that the TIN provided is correct (or that such shareholder or other payee is awaiting a TIN). Each Chorus shareholder who is a United States person and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent). The exemptions provide that certain Chorus shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements.

   The payments made by TDS in the merger to a foreign shareholder to or through any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless such foreign shareholder certifies as to his or her status as an exempt foreign person, and provided that the broker does not have actual knowledge that the foreign shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. A foreign individual will provide such certification on Form W-8BEN. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for that year. If backup withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service.

   Chorus shareholders should consult their own tax advisors to determine the United States federal, state and local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Governmental and Regulatory Approvals

   Federal Antitrust Approval

   Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act applicable to the merger, the merger may not be completed until applicable waiting period requirements have been satisfied. TDS and Chorus each filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on December 22, 2000. On January 11, 2001, early termination of the HSR Act waiting period was granted to Chorus.

   The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of TDS or Chorus or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

   Federal Communications Commission Approvals

   Before the merger can be consummated, Chorus and TDS must obtain the approval of the FCC pursuant to the Communications Act of 1934 for the transfer of control from Chorus to TDS of certain FCC licenses and authorizations held by Chorus and its subsidiaries. These licenses and authorizations include various microwave authorizations currently held by Chorus and its wireless subsidiary, cellular authorizations, authorizations to provide interstate and international common carrier services held by Chorus' local exchange carrier and long distance subsidiaries, and other authorizations used in connection with the business of Chorus and its subsidiaries. The FCC is expected to evaluate whether TDS is qualified to control Chorus' business and whether the public interest, convenience and necessity will be served by the transfer of control of Chorus that will be effected upon consummation of the merger. TDS and Chorus have filed applications that Chorus believes will demonstrate compliance with the FCC's standards. However, there can be no assurance as to when and if the requisite FCC approvals will be obtained. In addition, there can be no assurance that such approvals will not include conditions that could result in the abandonment of the merger.

   Chorus currently has indirect ownership interests in two FCC licenses that TDS may be precluded from acquiring for regulatory reasons. As a result, the merger agreement requires Chorus prior to the closing to use commercially reasonable efforts to cause Mid-Plains to divest its 75% ownership interest in PCS Wisconsin, LLC on commercially reasonable terms. Similarly, the agreement requires Chorus to cause Mid-Plains to use commercially reasonable efforts to dispose of its 18% limited partnership interest in Madison SMSA Limited Partnership. The completion of both divestitures are conditions to the consummation of the merger.

   Transfer by Mid-Plains of its controlling interest in PCS Wisconsin will require the prior approval of the FCC. Because PCS Wisconsin obtained its FCC license in an auction restricted to designated entities such as those controlled by small businesses, rural telephone companies and other specified types of entities, the divestiture will be reviewed under FCC rules that as a general matter restrict the eligible buyer to those that do not cause PCS Wisconsin to lose its status as a designated entity. Depending on the identity of the buyer, the parties to the divestiture could also be required to make payments to the FCC based on the benefits received by PCS Wisconsin in the auction relative to those to which the buyer would have been entitled. In addition, PCS Wisconsin will continue to be subject to the FCC's PCS buildout requirements following such transfer. The transfer by Mid-Plains of its limited partnership interest in Madison SMSA Limited Partnership will not require FCC approval. However, any transaction will need to comply with FCC spectrum cap and multiple ownership regulations. There can be no assurance that Chorus will be able to complete the divestitures on commercially reasonable terms or at all, or that the FCC will approve any transfer proposed by Chorus.

   Minnesota Public Utilities Commission Approvals

   HBC Telecom, Inc. is a wholly owned subsidiary of Chorus Networks, which is a wholly owned subsidiary of Chorus. HBC Telecom has been issued a Certificate of Authority to provide local exchange and long distance services in the State of Minnesota. TDS' acquisition of Chorus would effect a change in control of HBC Telecom. The change in control will require the prior approval of the Minnesota Public Utilities Commission. HBC Telecom and TDS filed a joint petition for approval of the change in control and such approval was granted on March 22, 2001.

   Chorus hopes to complete the proposed merger by the end of the second quarter or the beginning of the third quarter of 2001. However, no assurances can be made that Chorus will receive the necessary governmental clearances, or satisfy the other conditions of the merger, to complete the merger by then or by September 29, 2001 (the date that either Chorus or TDS may terminate the merger agreement if the merger has not been completed by such date).

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger (with the excess of the purchase price after such allocations being recorded as goodwill).

Merger Financing; Source of Funds

   TDS has informed Chorus that the aggregate merger consideration of approximately $195 million to be paid to Chorus shareholders (assuming that no shareholders perfect their dissenters' rights under Wisconsin law) will be financed through existing debt facilities and cash on hand.

Interests of Certain Persons in the Merger

   General

   Some members of Chorus' management and the Board have certain interests in the merger that are different from or in addition to the interests of Chorus shareholders generally. They are, or may become, entitled to certain compensation and benefits in connection with the merger as follows:

  . acceleration and payments in respect of outstanding Chorus stock options;

  . payments and benefits under executive severance agreements;

  . continuation in effect of the obligations under Chorus' supplemental executive retirement plan; and

  . the indemnification of and provisions for liability insurance for Chorus directors and officers.

   All of these additional interests, to the extent material, are described below. The Board was aware of these interests and considered them in approving and adopting the merger agreement and the merger.

   Stock Options

   All stock options held by employees of Chorus, whether vested or not, will be cancelled at the time of the merger in exchange for, at the election of the option holder, either (i) a cash payment equal to the "spread" on the option or
(ii) options to acquire a number of shares of TDS common stock equal in value to the value of the options held immediately prior to the consummation of the merger. There are no directors other than Dean W. Voeks, President and Chief Executive Officer of Chorus, who have options. In the case of an election to receive cash, the "spread" equals $36.07 minus the exercise price of the option, times the number of shares subject to the option. In the case of an election to receive TDS options, all other terms and conditions applicable to the original options will remain unchanged, and the TDS options will be vested and exercisable at any time. The total of these cash payments to each of the executive officers, assuming that no options are exercised prior to consummation of the merger, will be (prior to applicable taxes): Mr. Voeks, $259,161; Howard G. Hopeman, Executive Vice President, Chief Financial Officer and Treasurer of Chorus, $183,309; Darold J. Londo, President of Chorus Networks, $147,490; and Grant B. Spellmeyer, Vice President Human Resources, Secretary and General Counsel of Chorus, $145,383.

   Executive Severance Agreements

   In December 1998, Chorus entered into executive severance agreements with Messrs. Voeks, Hopeman and Londo and in July 1999 with Mr. Spellmeyer. Under these agreements the approval of the merger agreement by Chorus shareholders will be a change in control. If the executive's employment is terminated within thirty-six (36) calendar months after the change in control by Chorus without cause or by the executive after the effective time of the merger, the executive will be entitled to the following severance pay and benefits:

  . a cash payment in an amount equal to 2.99 times the higher of the rate of the executive's annual base salary in effect at the date the executive's employment is terminated or the date a change in control occurs;

  . a cash payment in an amount equal to 2.99 times the executive's average annual bonus earned over the last five (5) years prior to the change in control or number of years of employment with Chorus, if the executive has been employed by Chorus for less than five years; and

  . for the three-year period following the date the executive's employment is terminated, continuation of welfare-plan benefits substantially similar to those that the executive and/or the executive's family is eligible as of the effective date of the change in control, including, but not limited to, group life insurance, hospitalization, disability, medical and dental, at no greater cost to the executive than the cost to the executive immediately prior to such date or occurrence.

   We estimate that if the merger occurred on July 1, 2001 and the employment of the executive officers with executive severance agreements was terminated immediately following the merger by Chorus without cause or by the executive officers, the approximate total cash severance payments could be as much as follows (prior to applicable taxes): Mr. Voeks, $768,000; Mr. Hopeman, $517,000; Mr. Londo, $428,000; and Mr. Spellmeyer, $422,000.

   Supplemental Executive Retirement Plan

   Messrs. Voeks and Hopeman are participants in the Supplemental Executive Retirement Plan (the "SERP"). Under the terms of the merger agreement, TDS has agreed to honor the terms of the SERP, thereby agreeing to continue in effect the obligations under the SERP and its related trust through the later of (1) not less than two years following the consummation of the merger and (2) 2002 in the case of Mr. Voeks and 2004 in the case of Mr. Hopeman; provided that TDS' obligations to accrue or credit benefits on behalf of the executives or make contributions under its related trust will terminate in the year of the executive's death or termination of his employment with Mid-Plains.

   In the event that either or both of Messrs. Voeks and Hopeman trigger the payment obligations under their executive severance agreements by terminating their employment after the merger, the obligation to accrue or credit benefits under the SERP will terminate. Pursuant to the terms of the SERP the company will make the following payments into the trust for the benefit of Messrs. Voeks and Hopeman in the amounts of $44,190 and $31,970, respectively; it is anticipated that these payments will be made prior to the merger.

   Indemnification of Officers and Directors

   In the merger agreement, TDS has agreed that, following the merger, each of TDS and the surviving corporation in the merger will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer, employee or agent of Chorus or any of its subsidiaries against costs, expenses (including attorneys' fees), damages and liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, proceeding or investigation arising out of, relating to or in connection with (1) the fact that such person is or was a director, officer, employee or agent of Chorus or any of its subsidiaries or (2) the negotiation, execution or performance of the merger agreement and the other transactions contemplated by the merger agreement.

   TDS has also agreed that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of Chorus and its subsidiaries in Chorus' articles of incorporation and by-laws with respect to matters occurring at or prior to the time the merger is consummated, will continue in full force and effect for a period of at least six (6) years after the consummation of the merger.

   In the merger agreement, TDS has agreed that, for a period for six (6) years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chorus and its subsidiaries with respect to matters arising on or before the effective time of the merger. TDS may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured parties. However, TDS and the surviving corporation in the merger are not required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by Chorus for such coverage. If their aggregate expenditure on coverage exceeds 200%, TDS has agreed to obtain a policy that has the greatest coverage available for a cost not exceeding that amount.

Amendment to Chorus Rights Agreement

   Chorus amended the rights agreement, dated as of March 22, 2000, between Chorus and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), as rights agent, to provide that neither TDS nor any of its affiliates or associates will be deemed to be the "Beneficial Owner" of or "beneficially own" any shares of Chorus common stock under the rights agreement solely as a result of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement.

Dissenters' Rights

   Under Sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law (the "WBCL") ("Subchapter XIII"), dissenters' rights are available to holders of shares of Chorus common stock and beneficial shareholders (each a "Dissenting Shareholder"), subject to the procedures described therein, to object to the merger and demand payment of the "fair value" of their shares in cash in connection with the consummation of the merger.

   The "fair value" of the shares means the value of the shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless a court determines that such an exclusion would be inequitable to the dissenting shareholders. The "fair value," as so determined, could be more or less than the value per share of Chorus common stock to be paid pursuant to the merger.

   Dissenting Shareholders are required to follow certain procedures set forth in the WBCL to receive in cash the fair value of their shares of Chorus common stock. The following is a brief summary of such procedures, which does not purport to be complete and is qualified by reference to the actual statutes. Subchapter XIII is reprinted in its entirety as Annex D hereto, and the summary herein is qualified by reference to the full text thereof.

   SHAREHOLDERS SHOULD READ ANNEX D HERETO FOR A DESCRIPTION OF ALL STATUTORY PROVISIONS RELATED TO DISSENTERS' RIGHTS.

   Pursuant to Section 180.1321 of the WBCL, any shareholder or beneficial shareholder desiring to assert dissenters' rights must do the following: (i) deliver to Chorus, before the vote to approve the merger agreement is taken, written objection to the merger agreement which includes such Dissenting Shareholder's intent to demand payment for such shares if the proposed merger agreement is approved, and (ii) not vote in favor of the merger agreement. Such written notice should be sent to Attn: Secretary, Chorus at 8501 Excelsior Drive, Madison, Wisconsin, 53717, must be received by Chorus prior to the special meeting and must otherwise comply with the applicable provisions of the WBCL. A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT, IN PERSON OR BY PROXY, WILL NOT IN AND OF ITSELF CONSTITUTE A NOTICE OF INTENT TO DEMAND PAYMENT SATISFYING THE REQUIREMENTS OF SUBCHAPTER XIII. A Dissenting Shareholder who fails to satisfy either or both of clauses (i) and (ii) above is not entitled to payment for such shares under Subchapter XIII.

   BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS MUST MARK THE PROXY (I) TO VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR (II) TO ABSTAIN FROM VOTING ON APPROVAL OF THE MERGER AGREEMENT.

   A shareholder or beneficial shareholder generally must assert dissenters' rights for all shares he or she beneficially owns. A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies Chorus of that person's name and address. Any beneficial shareholder asserting dissenters' rights must, with respect to all shares of which he or she is beneficial owner for another shareholder, submit to Chorus the written consent of the shareholder with respect to those shares no later than the time that the beneficial shareholder asserts dissenters' rights.

   Within ten (10) days after the merger agreement is approved at the special meeting, Chorus will deliver a written dissenters' notice to each of its shareholders who has dissented to the merger agreement in accordance with
Section 180.1321 of the WBCL. Upon receipt of such notice, each Dissenting Shareholder has thirty (30) days to demand payment in writing and surrender the certificate or certificates representing such shares with respect to which he or she has dissented. A Dissenting Shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares and will be bound by the merger agreement.

   Upon receipt of a payment demand or the effective time of the merger, whichever is later, Chorus will pay each Dissenting Shareholder who has properly perfected his or her dissenters' rights the amount that Chorus estimates to be the fair value of such shares, plus accrued interest, as provided in Section 180.1325 of the WBCL. A Dissenting Shareholder who does not agree with Chorus' estimation of the fair value of his or her shares or the amount of interest due must notify Chorus of his or her estimate within thirty
(30) days after Chorus made or offered payment for such shares. If the Dissenting Shareholder and Chorus cannot agree upon the fair value of the shares or amount of interest due, Chorus must file a petition in the circuit court for the county in which its principal office is located requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If Chorus fails to institute such a proceeding within sixty
(60) days after the Dissenting Shareholder notifies Chorus of his or her disagreement, Chorus must pay each of its dissenters whose demand remains unsettled the amount demanded by such shareholder. See Sections 180.1330 and
180.1331 of the WBCL in Annex D for the statutory provisions governing such a court proceeding.

                              THE MERGER AGREEMENT

   The following is a summary of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and the proposed form of the surviving corporation's Articles of Incorporation, a copy of which is attached to this proxy statement as Annex B.

Structure and Effective Time of the Merger

   The merger agreement provides for the merger of Merger Sub with and into Chorus upon the terms and subject to the conditions of the merger agreement. Chorus will survive the merger and continue to exist after the merger as a wholly owned subsidiary of TDS. The merger will become effective after the articles of merger are filed with the Wisconsin Department of Financial Institutions and after we take certain ministerial actions. We intend to complete the merger as promptly as practicable subject to receipt of the Chorus shareholder approval and all requisite regulatory approvals. See "Special Factors--Governmental and Regulatory Approvals" and "The Merger Agreement-- Certain Other Covenants and Agreements--Agreement to Cooperate" and "-- Conditions to the Merger."

Merger Consideration

   The merger agreement provides that each share of Chorus common stock outstanding immediately prior to the effective time of the merger (other than dissenting shares and shares owned by TDS, Chorus or any of their respective wholly owned subsidiaries or held in the treasury of Chorus) will be converted at the effective time of the merger into the right to receive $36.07 in cash from TDS, without interest less any withholding taxes. All shares of Chorus common stock held in the treasury of Chorus and shares of Chorus common stock owned by Chorus' wholly owned subsidiaries, TDS and TDS' wholly owned subsidiaries will be canceled at the effective time of the merger, and no payment will be made for those shares.

Payment Procedures

   TDS and Chorus will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of Chorus common stock. TDS will deposit sufficient cash with the paying agent prior to or at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will send Chorus shareholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to Chorus shareholders promptly following the paying agent's receipt and processing of the Chorus stock certificates and properly completed transmittal documents.

Dissenting Shares

   In the merger, shareholders of Chorus have dissenters' rights under Sections
180.1301 through 180.1331 of the WBCL. If such shareholders do not vote in favor of or consent to the merger agreement and such shareholders exercise such dissenters' rights and comply with the requirements of Sections 180.1301 through 180.1331, the shares of common stock held by such shareholder will not be converted into the right to receive the merger consideration at the effective time of the merger. Instead, such shareholder will receive the "fair value" of such shareholders' shares of common stock, which may be more or less than $36.07 per share. If after the effective time of the merger, shareholders fail to comply with the requirements of Sections 180.1301 through 180.1331, such shareholders' shares will be converted into the right to receive the merger consideration without any interest thereon, less any required withholding taxes, and such shares will no longer be dissenting shares. For a summary of the requirements that a shareholder must follow in order to exercise his or her dissenters' rights, see "Special Factors--Dissenters' Rights" on page 21.

Cancellation of Shares

   At the effective time of the merger and without any action on the part of Chorus, TDS or any holders of Chorus common stock, all shares of common stock of Chorus will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate formerly representing any of such shares (other than shares as to which dissenters' rights have been perfected) will thereafter represent only the right to receive the merger consideration without any interest and less any required withholding taxes.

Treatment of Chorus Stock Options

   Upon shareholder approval of the merger agreement, all outstanding Chorus stock options will become fully vested and exercisable. Options, at the election of the option holder, either (i) may be cashed out for an amount equal to the difference between $36.07 and the exercise price per share of the options or (ii) may be exchanged for options to acquire TDS common shares equal in value to the value of the options held immediately prior to the effective time of the merger. In the case of an election to receive substitute options, all other terms and conditions applicable to the original options will remain unchanged, and the substitute options will be vested and exercisable at any time after the effective time of the merger.

Articles of Incorporation

   The merger agreement provides that the Articles of Incorporation of Merger Sub in effect immediately before the effective time of the merger will be the Articles of Incorporation of the surviving corporation. A copy of Merger Sub's Articles of Incorporation, to which necessary conforming changes have been made, is attached to this proxy statement as Annex B. If the merger is approved, the surviving corporation's Articles of Incorporation will be as set forth in Annex B.

Directors and Officers

   The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation in the merger. The officers of Chorus will be the officers of the surviving corporation in the merger.

Representations and Warranties

   Mutual Representations and Warranties.

   The merger agreement contains representations and warranties made by Chorus to TDS and Merger Sub, including representations and warranties relating to:
(a) organization, qualification and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the merger agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) filings with the SEC and financial statements; (e) information supplied in this proxy statement; and (f) brokers.

   Additional Representations and Warranties of Chorus

   Chorus has made additional representations relating to: (a) capitalization;
(b) its subsidiaries and investments; (c) operations between September 30, 2000 and November 24, 2000; (d) absence of certain changes or events; (e) absence of undisclosed liabilities; (f) litigation; (g) tax returns and other tax matters;
(h) employee benefit plans and labor matters; (i) environmental laws and regulations; (j) real property; (k) intangible property; (l) insurance; (m) compliance with laws and orders; (n) permits; (o) intellectual property; (p) Chorus' rights agreement; (q) takeover statutes; (r) certain agreements; and
(s) the opinion of Legg Mason.

   Additional Representations and Warranties of TDS and Merger Sub

   Each of TDS and Merger Sub has made additional representations relating to:
(a) financing; (b) the interim operations of Merger Sub; and (c) share ownership in Chorus.

Shareholder Meeting

   Chorus agreed to cause a special meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval of the merger agreement. In connection with the special shareholders' meeting, the Chorus Board agreed to include in this proxy statement its recommendation to Chorus shareholders that they vote in favor of the merger agreement, unless, in the good faith opinion of the Board after consultation with counsel, the inclusion of the recommendation is reasonably determined to be inconsistent with its fiduciary duties to the Chorus shareholders under applicable law. The Board also agreed to use all reasonable efforts to promptly prepare and file with the SEC the proxy statement and (A) obtain and furnish the information required to be included by it in the proxy statement and, after consulting TDS, respond promptly to any comments made by the SEC and cause the proxy statement to be mailed to Chorus shareholders at the earliest practicable time and (B) obtain the necessary approvals by Chorus shareholders of the merger agreement and the transactions contemplated by the merger agreement, unless, in the good faith opinion of the Board after consultation with counsel, obtaining such approvals might be inconsistent with its fiduciary duties to the Chorus shareholders under applicable law.

Covenants; Conduct of the Business of Chorus Prior to the Merger

   Chorus has covenanted and agreed that after the date of the merger agreement and prior to the effective time of the merger (unless TDS otherwise approves in writing) Chorus will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and seek to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it such that goodwill and ongoing businesses will not be impaired in any material respect at the effective time of the merger.

   Without limiting the foregoing, and except as otherwise permitted by the merger agreement or as set forth in schedules to the merger agreement, prior to the effective time of the merger, neither Chorus nor any of its subsidiaries will:

  . except for shares to be issued or delivered pursuant to Chorus' stock incentive or employee stock purchase plans, issue, deliver, sell, dispose of, pledge or otherwise encumber any additional shares of capital stock of any class or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock;

  . except pursuant to Chorus' stock-based employee benefit plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of its common stock;

  . split, combine, subdivide or reclassify any shares of common stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of (1) regular quarterly cash dividends in accordance with past dividend policy (except that Chorus may not declare, set aside for payment or pay any such dividend in respect of its first two fiscal quarters of 2001 and may not pay any such dividend prior to September 30, 2001) and (2) dividends by a wholly owned subsidiary of Chorus;

  . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

  . adopt any amendments to its charter, by-laws or, except as necessary in connection with the requirements of the merger agreement, operating agreement or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of Chorus;

  . except as otherwise contemplated or permitted by the merger agreement, make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities, other than in the ordinary course of business consistent with past practice;

  . other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to Chorus or any wholly owned subsidiary of Chorus;

  . grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice;

  . except as set forth on the disclosure schedules to the merger agreement, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date of the merger agreement to such director or officer, whether past or present;

  . except as set forth on the disclosure schedules to the merger agreement, enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or key employee;

  . except as set forth on the disclosure schedules to the merger agreement or as may be required to comply with applicable law or as may be required by any collective bargaining agreement to which Chorus or its subsidiaries are a party, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the merger agreement, or amend any such plan or arrangement in existence on the date of the merger agreement if such amendment would have the effect of materially enhancing any benefits thereunder;

  . settle or compromise any material tax claim, file any material amended tax return or claim for refund, or file any tax return incorporating a material position, election or method of accounting inconsistent with a position, election or method incorporated in past tax returns, except as required by law;

  . except in the ordinary course of business consistent with past practice,
    (i) lease, sublease, license, sublicense, transfer, mortgage, encumber any real or personal property or (ii) acquire any real property;

  . except as set forth on the disclosure schedules to the merger agreement, make capital expenditures; and

  . authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation of Transactions

   The merger agreement provides that except as contemplated or as otherwise permitted by the merger agreement or pursuant to the exercise of options pursuant to the employee stock purchase plan, Chorus will not, nor will it permit any subsidiary to, nor will it authorize or permit any officer, director, employee, advisor or representative of Chorus or any subsidiary to:

  . solicit or encourage any inquiries relating to, or the submission of, any proposal or offer from any person other than TDS or any of its affiliates to acquire any of the assets of Chorus and its subsidiaries outside the ordinary course of business, or any equity securities of Chorus pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction (a "Competing Transaction");

  . participate in any discussions regarding, or furnish to any person any information with respect to the properties of Chorus, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or

  . enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement.

   Notwithstanding the foregoing, if Chorus receives a bona fide, written proposal or offer for a Competing Transaction by a third party, which the Board of Directors determines in good faith (after consulting the Board of Directors' independent financial advisor): (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Chorus common stock than the merger and the other transactions contemplated by the merger agreement; and (B) is reasonably capable of being consummated
(a "Superior Competing Transaction"), then Chorus may, in response to an unsolicited request therefor and subject to compliance with provisions requiring Chorus to notify TDS of certain inquiries, furnish information with respect to Chorus and its subsidiaries to, and participate in discussions and negotiations with, such third party. Chorus will not be permitted to waive the provisions of any "standstill" agreement between Chorus and a third party and will be required to use all reasonable efforts to enforce the provisions of any such "standstill" agreement.

   Chorus must advise TDS orally and in writing of any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction and the material terms of such Competing Transaction (including a copy of any written proposal). Chorus must keep TDS reasonably informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner.

Certain Other Covenants and Agreements

   Agreement to Cooperate

   Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement agreed to use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including, using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, and to lift any injunction or other legal bar to the merger, subject to the requisite votes of the shareholders of Chorus. This includes using all reasonable efforts to cooperate in the planning of any dispositions of assets or operations that may be undertaken prior to and in contemplation of the merger. Chorus is not obligated to undertake any of the foregoing if, in the good faith opinion of the Board of Directors after consultation with its counsel, such actions are reasonably determined to be inconsistent with the Board's fiduciary duties to Chorus' shareholders under applicable law.

   Access to Information

   The merger agreement provides that, upon reasonable notice, Chorus must (and will cause each of its subsidiaries to) afford to authorized representatives of TDS, in order to evaluate the transactions contemplated by the merger agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the effective time of the merger, to its properties, books and records and, during such period, must (and will cause each of its subsidiaries to) furnish or make available reasonably promptly to such representatives all information concerning its business, properties and personnel as may reasonably be requested. TDS agreed that it will not, and will cause its representatives not to, use any information obtained for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement. The confidentiality agreement previously entered into by TDS and Chorus will remain in full force and effect.

   Publicity

   Chorus and TDS agreed to consult with each other and mutually agree upon any press releases or public announcements pertaining to the merger and not to issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system.

   Indemnification and Insurance

   In the merger agreement, TDS has agreed that, following the merger, each of TDS and the surviving corporation in the merger will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer, employee or agent of Chorus or any of its subsidiaries against costs, expenses (including attorneys' fees), damages and liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, proceeding or investigation arising out of, relating to or in connection with (1) the fact that such person is or was a director, officer, employee or agent of Chorus or any of its subsidiaries or (2) the negotiation, execution or performance of the merger agreement and the other transactions contemplated by the merger agreement.

   TDS has also agreed that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of Chorus and its subsidiaries in Chorus' articles of incorporation and by-laws with respect to matters occurring at or prior to the time the merger is consummated, will continue in full force and effect for a period of at least six (6) years after the consummation of the merger.

   In the merger agreement, TDS has agreed that, for a period for six (6) years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chorus and its subsidiaries with respect to matters arising on or before the effective time of the merger. TDS may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured parties. However, TDS and the surviving corporation in the merger are not required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by Chorus for such coverage. If their aggregate expenditure on coverage exceeds 200%, TDS has agreed to obtain a policy that has the greatest coverage available for a cost not exceeding that amount.

   Employee Benefits

   TDS agreed to provide or cause to be provided until at least December 31, 2002, employee benefit plans, programs, arrangements and policies for the benefit of employees of Chorus and its subsidiaries that in the aggregate for all employees of Chorus and its subsidiaries as a group (and not as to any individual employee) are substantially similar to Chorus' current plans and no less favorable in the aggregate than those employee benefit plans, programs, arrangements and policies for the benefit of similarly situated employees of TDS and/or its subsidiaries.

   All service credited to each employee by Chorus through the effective time of the merger will be recognized by TDS and/or its subsidiaries for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by TDS and/or its subsidiaries for the benefit of the employees. However, no credit will be given for benefit accruals which would require any contribution to or benefits under any or all of TDS' pension plans for periods prior to the effective time of the merger or would result in duplication of benefits. Without limiting the foregoing, neither TDS nor any of its subsidiaries will treat any Chorus employee as a "new" employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan.

   TDS also agreed to honor and assume the Mid-Plains Broad-Based Change-in-Control Plan, and has allowed its extension to all Chorus Networks, Inc. employees. TDS also agreed to honor and assume certain executive severance agreements. See "Special Factors--Interests of Certain Persons in the Merger-- Executive Severance Agreements." TDS further agreed to continue in effect the sick pay banking policy operated by Mid-Plains.

   Finally, TDS has agreed to honor the terms of the SERP thereby agreeing to continue in effect the obligations under the SERP and its related trust through the later of (1) not less than two (2) years following the consummation of the merger and (2) 2002 in the case of Mr. Voeks and 2004 in the case of Mr. Hopeman; provided that TDS' obligations to accrue or credit benefits on behalf of the executives or make contributions under its related trust will terminate in the year of the executive's death or termination of his employment with Mid-Plains.

   Transfer of Interests

   Chorus currently has indirect ownership interests in two FCC licenses that TDS may be precluded from acquiring for regulatory reasons. As a result, the merger agreement requires Chorus prior to the closing to use commercially reasonable efforts to cause Mid-Plains to divest its 75% ownership interest in PCS Wisconsin on commercially reasonable terms. Similarly, the agreement requires Chorus to cause Mid-Plains to use commercially reasonable efforts to dispose of its 18% limited partnership interest in Madison SMSA Limited Partnership. The completion of both divestitures are conditions to the consummation of the merger.

   Employee Stock Purchase Plan

   Chorus has agreed that, on or before December 31, 2000, Chorus will amend its employee stock purchase plan to provide that no shares of Chorus common stock will be offered for sale under such plan after that date.

   Change in Control Matters

   Chorus has agreed that it will not take any action that will trigger the provisions of Section 11 of that certain Joint Venture Agreement dated September 23, 1999, between HBC Telecom, Inc. and Hiawatha Broadband Communications, Inc.

Conditions to the Merger

   The obligation of each of TDS, Merger Sub and Chorus to effect the merger is conditioned on the following:

  . approval of the merger agreement by the requisite vote of Chorus shareholders;

  . absence of any legal prohibition against the merger;

  . expiration or early termination of the applicable waiting period under United States federal antitrust laws;

  . receipt of required governmental approvals, except as would not reasonably be expected to have a material adverse effect on TDS or its subsidiaries (giving effect to the merger);

  . each party's compliance with its agreements under the merger agreement, including the disposition of certain of Chorus' wireless properties, in all material respects;

  . each party's compliance with its representations and warranties under the merger agreement in all material respects; and

  . no "Distribution Date" or "Shares Acquisition Date" (each as defined in
    Chorus' rights agreement) shall have occurred.

Termination

   Chorus and TDS may agree in writing to terminate the merger agreement at any time without completing the merger, even after Chorus shareholders have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

  (1) by either party if the merger is not completed by September 29, 2001, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

  (2) by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

  (3) by either party if Chorus shareholders fail to approve the merger agreement at the special meeting;

  (4) by either party if the other party to the merger agreement fails to perform in any material respect any of its material obligations under the merger agreement which failure is not cured or is uncurable;

  (5) by either party if the other party to the merger agreement breaches its representations or warranties and such breach is not cured or is uncurable and would reasonably be expected to have a material adverse effect on the relevant party;

  (6) by TDS if Chorus' Board withdraws or materially modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to TDS or Merger Sub;

  (7) by TDS if a "Distribution Date" or a "Shares Acquisition Date" (each as defined in Chorus' rights agreement) shall have occurred; and

  (8) by Chorus after paying a termination fee in the amount of three percent of the aggregate merger consideration, or approximately $5.85 million, if Chorus receives a written acquisition proposal which the Chorus Board determines in good faith is reasonably likely to result in terms which are more favorable from a financial view to Chorus shareholders than the merger and is reasonably capable of being consummated.

Termination Fee

   Chorus must pay TDS a termination fee in the amount of three percent of the aggregate merger consideration, or approximately $5.85 million, if:

   . the merger agreement is terminated for the reason stated in clause (6) of "--Termination" above;

   . the merger agreement is terminated for the reason stated in clause (8) of "--Termination" above; or

   . all of the following three events occur:

    . the merger agreement is terminated for the reason stated in clause
      (3) of "--Termination" above;

    . prior to such termination, Chorus receives a written acquisition proposal which the Chorus Board determines in good faith is reasonably likely to result in terms which are more favorable from a financial view to Chorus shareholders than the merger and is reasonably capable of being consummated; and

    . within twelve (12) months following the termination of the merger agreement, Chorus enters into or agrees to enter into a binding written agreement with respect to that third-party proposal.

Expenses

   The merger agreement provides that each party to the merger agreement will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the transactions contemplated by the merger agreement, except that TDS will pay any and all transfer taxes (including, without limitation, any real property gains taxes), if any, for which the shareholders of Chorus are liable as a result of the transactions contemplated by the merger agreement.

Amendment

   Subject to the applicable provisions of the WBCL, any provision of the merger agreement may be amended or modified at any time prior to the effective time of the merger by means of a written agreement executed and delivered by duly authorized officers of the respective parties. However, after the approval of the merger agreement by Chorus shareholders, no amendment may be made to the merger agreement which changes the consideration payable in the merger or adversely affects the rights of Chorus' shareholders without the approval of such shareholders.

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

   The following table sets forth the amount of Chorus common stock beneficially owned by each of its directors, each of the executive officers during fiscal year 2000, and all directors and executive officers as a group as of April 3, 2001. To Chorus' knowledge, no shareholder owned five percent or more of Chorus' outstanding common stock as of April 3, 2001. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares indicated, as of April 3, 2001.

                                                     Shares
                                                  Beneficially        Percent
   Name of Beneficial Owner                          Owned            Of Class
   ------------------------                       ------------        --------
   Carrie L. Bennett-Barndt......................       940(1)            *
   Howard G. Hopeman.............................    24,018(2)(3)         *
   Darold J. Londo...............................     7,188(3)            *
   Charles Maulbetsch............................    53,000(2)          1.0%
   Grant B. Spellmeyer...........................     7,400(2)(3)         *
   Harold L. (Lee) Swanson.......................    14,693(2)            *
   Douglas J. Timmerman..........................    76,421(4)          1.4%
   Dean W. Voeks.................................    19,989(2)(3)(5)      *
   All directors or nominees and executive
    officers as a group (8 persons)..............   203,649(6)          3.8%

--------
*  Represents less than one percent of class of outstanding shares.
1 Includes 440 shares of common stock held by a corporation in which Ms. Bennett-Barndt has a pecuniary interest and voting and investment power.

2 Includes 10,488, 1,000, 500, 13,789 and 2,074 shares of common stock in self-directed Individual Retirement Accounts, to which Messrs. Hopeman, Maulbetsch, Spellmeyer, Swanson and Voeks, respectively, have voting and investment power.

3 Includes 8,700, 7,000, 6,900 and 12,300 shares of common stock underlying options granted pursuant to the company's 2000 Stock Incentive Plan to Messrs. Hopeman, Londo, Spellmeyer and Voeks, respectively.

4 Includes 45,424 shares of common stock in a family partnership and 30,829 shares of common stock in a family trust in which Mr. Timmerman has a pecuniary interest and voting and investment power; and 168 shares of common stock in which Mr. Timmerman has voting and investment power.
5 Includes 300 shares of common stock in a Supplemental Retirement Plan to which Mr. Voeks has voting and investment power.

6 Includes 34,900 shares of common stock underlying options granted pursuant to the company's 2000 Stock Incentive Plan.

          MARKET PRICE OF CHORUS COMMON STOCK AND DIVIDEND INFORMATION

   Chorus common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "CCGL." The table below sets forth by quarter, since the beginning of Chorus' fiscal year ended December 31, 1998, the high bid and low bid quotations for the common stock as reported on the Bulletin Board and the dividends paid per share. These quotations are representative of prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                       Market Prices
                                                      ---------------- Dividends
                                                       High     Low    Per Share
                                                      ------- -------- ---------
   Fiscal Year 1999
     First Quarter................................... $21     $17 3/4   $0.155
     Second Quarter..................................  18 3/4  17 5/8    0.155
     Third Quarter...................................  19      17 3/4    0.155
     Fourth Quarter..................................  18 1/4  15 3/8    0.16
   Fiscal Year 2000
     First Quarter................................... $17 3/8 $14       $0.16
     Second Quarter..................................  16 1/4  14 1/2    0.16
     Third Quarter...................................  17      14 3/4    0.16
     Fourth Quarter..................................  34 1/2  14        0.16
   Fiscal Year 2001
     First Quarter................................... $35     $33 3/4   $0.00
     Second Quarter through April 16, 2001...........  34 4/5  34 9/16   0.00

   On November 22, 2000, the last full trading day prior to the day on which the execution of the Merger Agreement was publicly announced, the closing price for Chorus common stock was $16.00.

   On April 16, 2001 the closing price for Chorus common stock was $34 7/10.

   The market price for Chorus common stock is subject to fluctuation and shareholders are urged to obtain current market quotations. No assurance can be given as to the future price of or market for Chorus common stock.

                           FORWARD-LOOKING STATEMENTS

   Certain information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside our control. Specific factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: receipt and timing of regulatory and shareholder approvals and the satisfaction of other closing conditions to the merger; materially adverse changes in economic conditions in the markets served by Chorus; acquisitions/divestitures of properties and or licenses; material changes in available technology; federal, state and local regulatory and judicial decisions and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the markets Chorus currently serves; the timing and profitability of Chorus' entry into new Internet and competitive local exchange markets; and other operational matters and risks and uncertainties listed from time to time in our reports to the SEC. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. Chorus assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates.

                          FUTURE SHAREHOLDER PROPOSALS

   Chorus intends to hold an annual meeting in 2001 only if the merger is not completed. Proposals of shareholders intended to be presented at the Annual Meeting to be held in October of 2001 must be received by Chorus at its principal executive offices for inclusion in the proxy statement and form of proxy relating to that meeting no later than June 15, 2001. If Chorus does not receive notice by August 28, 2001 of any other matter which a shareholder desires to bring before the 2001 Annual Meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, then the proxies designated by the Board for that meeting may vote in their discretion on any such matter without mention of the matter in Chorus' proxy statement or proxy card for that annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

   As required by law, Chorus files reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

   Public Reference Room      New York Regional          Chicago Regional
   450 Fifth Street,       Office                     Office
N.W.                          7 World Trade Center       500 West Madison
   Room 1024                  Suite 1300              Street
   Washington, D.C.           New York, New York         Suite 1400
20549                      10048                         Chicago, Illinois
                                                      60661

   For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov.

   The SEC allows Chorus and TDS to "incorporate by reference" information into this proxy statement, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

   This proxy statement incorporates by reference the documents set forth below that Chorus and TDS have previously filed with the SEC. These documents contain important business and financial information about Chorus and TDS that is not included in or delivered with this proxy statement.

      Chorus Filings
   (File No. 333-23435)                        Period
   --------------------                        ------
Annual Report on Form 10-K   Fiscal Year ended December 31, 2000

        TDS Filings
   (File No. 001-14157)                        Period
   --------------------                        ------
Annual Report on Form 10-K   Fiscal Year ended December 31, 2000

Current Reports on Form 8-K  Filed January 25, 2001 and February 2, 2001

   Chorus and TDS also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Chorus has supplied all information contained or incorporated by reference in this proxy statement relating to Chorus and TDS has supplied all such information relating to TDS, Merger Sub and the financing for the merger.

   Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in those documents by reference). Requests should be directed to the appropriate company at the following addresses:

      Chorus Communications Group, Ltd.  Telephone and Data Systems, Inc.
      Post Office Box 46520              30 North LaSalle Street
      Madison, Wisconsin 53744-6520      Chicago, Illinois 60602
      Attention: Secretary               Attention: Secretary
      Telephone: (608) 828-2000          Telephone: (312) 630-1900

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       TELEPHONE AND DATA SYSTEMS, INC.,
                            SINGER ACQUISITION CORP.

                                      and

                       CHORUS COMMUNICATIONS GROUP, LTD.

                               November 24, 2000

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 RECITALS................................................................  A-1

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

 1.1  The Merger........................................................   A-1
 1.2  Effective Time....................................................   A-1
 1.3  Effects of the Merger.............................................   A-1
 1.4  Closing...........................................................   A-1

                                   ARTICLE II

                             SURVIVING CORPORATION

 2.1  Articles of Incorporation.........................................   A-2
 2.2  By-Laws...........................................................   A-2
 2.3  Directors.........................................................   A-2
 2.4  Officers..........................................................   A-2

                                  ARTICLE III

                      MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

 3.1   Share Consideration for the Merger; Conversion or Cancellation of
      Shares in the Merger..............................................   A-2
 3.2  Payment for Shares in the Merger..................................   A-2
 3.3  Dissenting Shares.................................................   A-4
 3.4  No Further Rights or Transfers; Cancellation of Treasury Shares...   A-4
 3.5  Stock Options.....................................................   A-4
 3.6  Certain Company and Parent Actions................................   A-5

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 4.1  Corporate Organization and Qualification..........................   A-5
 4.2  Capitalization....................................................   A-5
 4.3  Subsidiaries and Investments......................................   A-6
 4.4  Authority Relative to this Agreement..............................   A-6
 4.5  Consents and Approvals; No Violation..............................   A-7
 4.6  SEC Reports; Financial Statements.................................   A-8
 4.7  Operations Since Balance Sheet Date...............................   A-8
 4.8  Absence of Certain Changes or Events..............................   A-9
 4.9  Absence of Undisclosed Liabilities................................   A-9
 4.10 Litigation........................................................   A-9
 4.11 Proxy Statement...................................................  A-10
 4.12 Taxes.............................................................  A-10
 4.13 Employee Benefit Plans; Labor Matters.............................  A-10
 4.14 Environmental Laws and Regulations................................  A-12
 4.15 Real Property.....................................................  A-12
 4.16 Intangible Property...............................................  A-12
 4.17 Insurance.........................................................  A-12
 4.18 Compliance with Laws and Orders...................................  A-12
 4.19 Permits...........................................................  A-12

 4.20 Intellectual Property.............................................  A-13
 4.21 Rights Agreement..................................................  A-13
 4.22 Takeover Statutes.................................................  A-13
 4.23 Certain Agreements................................................  A-13
 4.24 Brokers and Finders...............................................  A-14
 4.25 Opinion of Financial Advisor......................................  A-14

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

 5.1  Corporate Organization and Qualification..........................  A-14
 5.2  Authority Relative to This Agreement..............................  A-14
 5.3  Consents and Approvals; No Violation..............................  A-14
 5.4  SEC Reports; Financial Statements.................................  A-15
 5.5  Proxy Statement...................................................  A-15
 5.6  Financing.........................................................  A-16
 5.7  Interim Operations of Newco.......................................  A-16
 5.8  Brokers and Finders...............................................  A-16
 5.9  Share Ownership...................................................  A-16

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

 6.1  Shareholders Meeting..............................................  A-16
 6.2  Conduct of Business of the Company................................  A-16
 6.3  No Solicitation of Transactions...................................  A-18
 6.4  Reasonable Efforts................................................  A-19
 6.5  Access to Information.............................................  A-19
 6.6  Publicity.........................................................  A-19
 6.7  Indemnification of Directors and Officers.........................  A-20
 6.8  Employees.........................................................  A-21
 6.9  Transfer of Interests.............................................  A-22
 6.10 Employment Plans..................................................  A-22
 6.11 Change in Control Matters.........................................  A-22

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

 7.1  Conditions to Each Party's Obligations to Effect the Merger.......  A-22
 7.2  Conditions to the Company's Obligations to Effect the Merger......  A-22
 7.3    Conditions to the Parent's and Newco's Obligations to Effect the
      Merger............................................................  A-23

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

 8.1  Termination by Mutual Consent.....................................  A-23
 8.2  Termination by Either Parent or the Company.......................  A-23
 8.3  Termination by Parent.............................................  A-23
 8.4  Termination by the Company........................................  A-24
 8.5  Effect of Termination.............................................  A-24
 8.6  Extension; Waiver.................................................  A-24

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

 9.1  Payment of Expenses...............................................  A-25
 9.2             Survival of Representations and Warranties; Survival of
      Confidentiality...................................................  A-25
 9.3  Modification or Amendment.........................................  A-25
 9.4  Waiver of Conditions..............................................  A-25
 9.5  Counterparts......................................................  A-25
 9.6  Governing Law.....................................................  A-25
 9.7  Notices...........................................................  A-25
 9.8  Entire Agreement; Assignment......................................  A-26
 9.9  Parties in Interest...............................................  A-26
 9.10 Certain Definitions...............................................  A-26
 9.11 Obligation of Parent..............................................  A-28
 9.12 Validity..........................................................  A-28
 9.13 Captions..........................................................  A-28

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 24, 2000, by and among Telephone and Data Systems, Inc., a Delaware corporation ("Parent"), Singer Acquisition Corp., a Wisconsin corporation and a direct wholly owned subsidiary of Parent ("Newco"), and Chorus Communications Group, Ltd., a Wisconsin corporation (the "Company").

                                    RECITALS

   WHEREAS, the Board of Directors of the Company (the "Board of Directors") has, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Wisconsin Business Corporation Law (the "WBCL"); and

   WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease,
(b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Wisconsin, and
(c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

   1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the WBCL and file with the Wisconsin Department of Financial Institutions appropriate articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the "Effective Time."

   1.3 Effects of the Merger.  The Merger shall have the effects set forth in
Section 180.1106 of the WBCL.

   1.4 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, at 10:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                                   ARTICLE II

                             SURVIVING CORPORATION

   2.1 Articles of Incorporation. The Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

   2.2 By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

   2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

   2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                  ARTICLE III

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

   3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of common stock, each share having no par value, of the Company, together with the associated right to purchase one common share purchase right (a "Right"), issued pursuant to the Rights Agreement, dated as of March 22, 2000, by and between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (together with the associated Rights, the "Shares") (other than Dissenting Shares (as defined below) and Shares owned by Parent, Newco or any direct or indirect wholly owned Subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned Subsidiaries or held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive from Parent, pursuant to Section 3.2, $36.07 per Share in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon the surrender of the certificate formerly representing such Share.

   (b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned Subsidiaries or held in the Company's treasury immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

   (c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

   3.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

   (a) At the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent and reasonably acceptable to the Company (the "Paying Agent") for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by
Section 3.1 (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

   (b) The Paying Agent shall invest the Payment Fund as directed by Parent or Newco in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $200 million, in each case with maturities not exceeding seven days. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 3.1 and this Section 3.2, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

   (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares and for Shares referred to in Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. On and after the Effective Time, until surrendered in accordance with the provisions of this Section 3.2(c), each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration.

   (d) Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former shareholders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.

   (e) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder of the Company or holder of any Option (as defined below) for any Shares, any Options, the Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar law.

   (f) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of the Company or Option holder such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Code (as defined below), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder or Option holder in respect of which such deduction and withholding was made by the Paying Agent.

   3.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment for such shares in accordance with Sections 180.1301 to 180.1331 of the WBCL, if such Sections provide for dissenters' rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the WBCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

   (b) From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence.

   3.4 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the certificate(s) representing the Shares in exchange for the right to receive the Merger Consideration with respect to each Share or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof pursuant to Section 3.1(b).

   3.5 Stock Options. At the Effective Time, each option ("Option") which has been granted under the Company's 2000 Stock Incentive Plan or any predecessor plans thereto (the "Option Plan") and is outstanding at the Effective Time, whether or not then exercisable, either at the option of the holders thereof:
   (a) will be exchanged for, and the holder of each such Option will be entitled to receive upon surrender of the Option for cancellation, a lump sum cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of each such Option; times (ii) the number of Shares covered by such Option; or

   (b) shall become and represent an option to purchase such number of Common Shares ("Parent Shares"), par value $1.00 per share of Parent ("Parent Common Stock") (a "Substitute Option") determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Effective Time Market Price of the Parent Shares, at an exercise price per Parent Share (increased to the nearest whole cent) equal to the exercise price per Share subject to such Option immediately prior to the Effective Time divided by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Effective Time Market Price of the Parent Shares. All other terms and conditions applicable to the Options shall remain unchanged with respect to the Substitute Options, including that the Substitute Options shall be vested and exercisable at any time after the Effective Time. No fractional Parent Shares will be issued upon the exercise of a Substitute Option. In lieu of such issuance, the Parent Shares issuable pursuant to the terms of each Substitute Option shall be rounded to the closest whole Parent Share. After the Effective Time, except as otherwise provided in this Section 3.5, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the Option Plan immediately prior to the Effective Time, after giving effect to the resolutions and other actions described in this
Section 3.5(b). Not later than ten days following the Effective Time, Parent shall file a registration statement on Form S-8 or otherwise include in an existing registration statement with respect to the Parent Shares to be issued upon exercise of the Substitute Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as the Substitute Options shall remain outstanding. Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions or shall take such other actions as may be required, with respect to the Options subject to this Section 3.5(b), to specifically approve the transactions contemplated by this Section 3.5.

   The Company shall use reasonable efforts to obtain the election of the holders of Options prior to the Effective Time.

   3.6 Certain Company and Parent Actions. Prior to the Effective Time, (i) the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and (ii) Parent shall take all such steps as may be required to cause any acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, in either case, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Newco that:

   4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries (as hereinafter defined in Section 9.10) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation or foreign limited liability company in each jurisdiction listed on Schedule 4.1 where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as hereinafter defined in Section 9.10). Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and By-Laws.

   4.2 Capitalization. The authorized capital stock of the Company consists of 25,000,000 Shares of which, as of November 24, 2000, 5,374,726 Shares were issued and outstanding and 40,562.576 Shares were held in the Company's treasury. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL. As of November 24, 2000, 54,100 Shares were reserved for issuance upon exercise of outstanding awards pursuant to the Option Plan and 239,562.48 Shares were reserved for issuance under the Company's Employee Stock Purchase Plan ("ESPP"). Except as set forth on Schedule 4.2, all outstanding shares of capital stock of the Company's Subsidiaries are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth on Schedule 4.2, the Company or its wholly owned Subsidiaries own the Limited Partnership Interests free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 4.2 and except for the Rights, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries.

   4.3 Subsidiaries and Investments
   (a) Schedule 4.3 contains the name, the jurisdiction of incorporation or organization, the authorized share or other equity capital, the number and percentage of issued and outstanding shares or other equity interests of each of the Subsidiaries owned, directly or indirectly, of record or beneficially by the Company or any of the Subsidiaries (naming each such owner), the number of shares of capital stock held as treasury shares and, to the best knowledge of the Company as of the date of this Agreement, the name of the owner and the number and percentage of outstanding shares or other equity interests of each of the Subsidiaries owned of record or beneficially by any other person.

   (b) True and complete copies of the Certificate or Articles of Incorporation and all amendments thereto and of the By-laws, as amended, of each of the Subsidiaries that is a corporation and the partnership or operating agreement of each of the Subsidiaries that is a partnership or a limited liability company have been delivered or made available to Parent.

   (c) All of the outstanding capital stock of each of the Subsidiaries of the Company is validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL. Except as set forth in this Agreement and in Schedule 4.3, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character (i) relating to the issuance, sale, purchase or redemption of any capital stock, partnership interest or other equity interest of any of the Subsidiaries of the Company, or
(ii) requiring the Company or any of its Subsidiaries to purchase any capital stock, partnership interest or other equity interest held by others. None of the issued and outstanding shares of capital stock or partnership interests or other equity interests of any Subsidiary of the Company has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in this Agreement and in Schedule 4.3, there are no voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights of any shares of capital stock or partnership interests or other equity interests of any Subsidiary of the Company. Except as set forth in Schedule 4.3, the Company and/or its Subsidiaries have good and valid title to, and beneficial ownership of, the shares, partnership interests or other equity interests shown on Schedule 4.3 as being owned by each of them, free from all encumbrances.

   4.4 Authority Relative to this Agreement. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Shares in accordance with the WBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) The Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated herein, including but not limited to all actions required to (i) render the provisions of Section
  180.1141 of the WBCL restricting business combinations with "interested stockholders" inapplicable to such transactions and (ii) prevent the Rights from distributing or becoming exercisable pursuant to the Rights Agreement as a result of such transactions.

   4.5 Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will:

       (i) conflict with or result in any breach of any provision of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon, the respective Amended and Restated Articles of Incorporation, By-Laws or any limited partnership or operating agreements of the Company or any of its Subsidiaries or any limited partnerships;

       (ii) except as set forth on Schedule 4.5(ii), conflict with or result in any breach of any provision of any limited partnership agreement with respect to the Limited Partnership Interests;

       (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the articles of merger pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"),
    (E) such filings and consents as may be required by the Federal Communications Commission (the "FCC") or the rules and regulations promulgated by the FCC (the "FCC Rules"), the Minnesota Public Utilities Commission (the "MPUC") or the rules and regulations promulgated by the MPUC (the "MPUC Rules") and the Wisconsin Public Service Commission ("WPSC") or the rules and regulations promulgated by the WPSC (the "WPSC Rules"), (F ) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (G) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Company Material Adverse Effect, or (I) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Newco;

       (iv) except as set forth in Schedule 4.5(a)(iv), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Company Material Adverse Effect; or

       (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.5 are duly and timely obtained or made and, with respect to the Merger, the approval of the Merger and this Agreement by the Company's shareholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which would not individually or in the aggregate have a Company Material Adverse Effect.

   (b) The affirmative vote of a majority of the voting power of the outstanding Shares in favor of the approval and adoption of this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's or its Subsidiaries' securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

   4.6 SEC Reports; Financial Statements.
   (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1999, pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   4.7 Operations Since Balance Sheet Date.

   (a) Except as set forth in Schedule 4.7(a), since September 30, 2000 until the date of this Agreement, there has been no damage, destruction or loss, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Company's material assets or its business.

   (b) Except as set forth in Schedule 4.7(b) and except with respect to the actions of the Company resulting in this Agreement, since September 30, 2000 until the date of this Agreement, the Company has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since September 30, 2000 until the date of this Agreement, except as set forth in such Schedule, the Company has not:

       (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, except in the ordinary course of business consistent with past practice, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

       (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice;

       (iii) paid any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business consistent with past practice;

       (iv) except with respect to the declaration on November 24, 2000, of a $0.16 dividend payable per Share, declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, except in each case as provided herein;

       (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any material agreement;

       (vi) cancelled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

       (vii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

       (viii) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

       (ix) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

       (x) made or committed to make any material disposition of assets of the Company and its Subsidiaries;

       (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

       (xii) allowed the levels of inventory of the Company to vary in any material respect from the levels customarily maintained in its business;

       (xiii) instituted any material increase in any compensation payable to any employee of the Company except in the ordinary course of business or, except as set forth in Schedule 4.7(b)(xiii), in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company, except in each case as required by any Company Plan (as defined in Section 4.13 of this Agreement);

       (xiv) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the September 30, 2000 balance sheet contained in the Company SEC Reports and the related statements of income, stockholders' equity and cash flow for the twelve months ended September 30, 2000.

   4.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, as set forth in the schedules to this Agreement or as contemplated by this Agreement, since September 30, 2000, the Company has not suffered any Company Material Adverse Effect and to the knowledge of the Company as of the date of this Agreement no fact or condition exists which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

   4.9 Absence of Undisclosed Liabilities. Except as reflected in the Company SEC Reports or set forth on Schedule 4.9, or except as would not individually or in the aggregate reasonably likely have a Company Material Adverse Effect, the Company has no accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof, whether accrued, to become due, contingent, or otherwise.

   4.10 Litigation. Except as disclosed in the Company SEC Reports or on
Schedule 4.10, (i) to the knowledge of the Company as of the date of this Agreement, there are no actions, claims, suits, proceedings and governmental investigations ("Proceedings") pending or threatened against the Company and/or its Subsidiaries and (ii) there are no Proceedings against the Company and/or its Subsidiaries which would individually or in the aggregate reasonably likely have a Company Material Adverse Effect.

   4.11 Proxy Statement. Any proxy, information statement or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement") will comply in all material respects with applicable federal securities laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company's Shareholders, at the time of the Shareholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Proxy Statement.

   4.12 Taxes.

   (a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, the Company has timely and properly filed, and will through the date of the Closing timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed. The Company has paid all taxes (including interest and penalties) and withholding amounts owed by it, except where the failure to pay such taxes or withholding amounts would not individually or in the aggregate have a Company Material Adverse Effect. As of the date of this Agreement, no material, unpaid tax deficiencies have been proposed or assessed against the Company and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed against the Company since December 31, 1997. Except as set forth in Schedule 4.12, the Company is not liable for any taxes attributable to any other Person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

   (b) Audits. Except as set forth in Schedule 4.12, the Company has not consented to any extension of the statute of limitation with respect to any open federal, state or local tax returns.

   (c) Liens. Except as set forth in Schedule 4.12, there are no tax liens upon any property or assets of the Company except for liens for current taxes not yet due and payable.

   (d) Withholding Taxes. The Company has properly withheld and timely paid substantially all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not individually or in the aggregate have a Company Material Adverse Effect. The Shares are of a class of stock that is regularly traded on an established securities market within the meaning of
Section 1445 of the Code.

   (e) Other Representations. The Company (i) has not made and will not make any elections under Section 341(f) of the Code and (ii) has not made any payment (and is not obligated to make any payment) that will be nondeductible under Section 280G of the Code.

   4.13 Employee Benefit Plans; Labor Matters. (a) Set forth in Schedule 4.13(a) is a true and complete list of each of the following maintained by the Company, any Subsidiary or any ERISA Affiliate, or with respect to which the Company, any Subsidiary or any ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company, any Subsidiary or any ERISA Affiliate due to such employment (the "Company Plans"): (i) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) ("Pension Plan"), (ii) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) and (iii) each employee benefit plan, program or arrangement that is not subject to ERISA, including without limitation any retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral. Except for the Mid-Plains Telephone, Inc. Retirement Plan, which was terminated in compliance with ERISA and the Code and for which all benefit obligations and expenses were paid in full, none of the Company, any Subsidiary or any ERISA Affiliate currently maintains or is required to contribute to or make any payments in respect of, or has at any time maintained or been required to contribute to or make any payments in respect of, (i) any Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) ("Multiemployer Plan").

   (b) With respect to the Company Plans, except as set forth in Schedule 4.13(b) or the Company SEC Reports and except as would not individually or in the aggregate have a Company Material Adverse Effect: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) none of the Company, any of its Subsidiaries, or any ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no fact or event exists that is reasonably likely to give rise to any such liability; (iv) there is no pending or, to the knowledge of the Company, threatened claim, suit or grievance in respect of any of the Company Plans other than claims for benefits in the ordinary course of business; and (v) all material contributions, reserves or premium payments for the Company Plans accrued to the date of this Agreement have been made or provided for.

   (c) Except as to Multiemployer Plans (as to which this representation and warranty is made only to the knowledge of the Company), none of the Company, any Subsidiary or, to the knowledge of the Company, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Plan that could subject any such plan (or its related trust), the Company or any Subsidiary or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) or
Section 502(l) of ERISA or Section 4975 of the Code.

   (d) Except as set forth in Schedule 4.13(d), neither the Company nor any Subsidiary maintains or contributes to any employee welfare benefit plan which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Any employee welfare benefit plan set forth in Schedule 4.13(d) as described in the previous sentence can be amended or terminated at any time in the future.

   (e) Except as set forth in Schedule 4.13(e) and except as would not individually or in the aggregate reasonably likely have a Company Material Adverse Effect, (i) the Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing and (ii) there is no pending or, to the knowledge of the Company, threatened claim, suit, arbitration, grievance or investigation regarding employment matters against the Company or any Subsidiary. Except as set forth in Schedule 4.13(e), as of the date of this Agreement, (x) there is no unsatisfied award, judgment or other final resolution of a dispute regarding employment matters against the Company or any Subsidiary that requires continuing compliance therewith or that individually or in the aggregate constitutes a material liability or (y) neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries, except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect and, to the knowledge of the Company as of the date of this

Agreement, there is no pending or threatened union organizing or election activities involving any non-union employees of the Company or any Subsidiary.

   (f) As used herein, "ERISA Affiliate" shall mean (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within the meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

   4.14 Environmental Laws and Regulations. As of the date of this Agreement, except as set forth in Schedule 4.14, (i) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law which is reasonably likely to have a Company Material Adverse Effect.

   4.15 Real Property. Except as set forth on Schedule 4.15, the Company and its Subsidiaries have good, valid and marketable title to all of their real property (other than properties which are leased), free and clear of all liens, mortgages, and other encumbrances and defects of title of any nature whatsoever, except for Permitted Liens. Except as set forth on Schedule 4.15,
(i) no person or entity has any right or option to purchase, lease, sublease or license the real property or any portion thereof; and (ii) the use of the real property is permitted in all material respects under applicable laws, ordinances, rules, or regulations and is in conformity in all material respects with such as of the date of this Agreement.

   4.16 Intangible Property. The Company or a Subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. As of the date of this Agreement, except as disclosed on Schedule 4.16, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Subsidiary is in violation of any such intangible property rights of any third party which is reasonably likely to have a Company Material Adverse Effect.

   4.17 Insurance. Schedule 4.17 sets forth a true and complete list of all material policies of insurance that are in full force and effect.

   4.18 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.12, 4.13 and 4.14, neither the Company nor any Subsidiary is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority ("Laws") or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final, ( an "Order") applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to have a Company Material Adverse Effect.

   4.19 Permits.

   (a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are reasonably necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "Governmental Permits"). Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Parent.

   (b) Except as set forth in Schedule 4.19, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company under any such Governmental Permit; and (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company as of the date of this Agreement.

   4.20 Intellectual Property. The Company and its Subsidiaries have all rights in all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held or used by the Company or its Subsidiaries ("Intellectual Property Rights") reasonably necessary to carry out the current activities of the Company and its Subsidiaries. Except where the failure to be true would not individually or in the aggregate reasonably likely have a Company Material Adverse Effect, the Intellectual Property Rights do not infringe on any proprietary right of any person and no claims (x) challenging the validity, effectiveness or ownership by the Company or its Subsidiaries of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe any intellectual property or other proprietary right of any person have been asserted or, to the Company's knowledge, are threatened by any person nor to the Company's knowledge are there any valid grounds for any bona fide claim of any such kind. To the best of the Company's knowledge, as of the date of this Agreement, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of the Company or its Subsidiaries.

   4.21 Rights Agreement. Assuming the accuracy of Parent's and Newco's representations in Section 5.9 of this Agreement, neither the execution nor the delivery of this Agreement will result in a "Distribution Date" or "Shares Acquisition Date" (as defined in the Rights Agreement). The Company has irrevocably taken all actions necessary to make the Rights inapplicable to the Merger and the transactions contemplated hereby.

   4.22 Takeover Statutes. The Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the other transactions contemplated by this Agreement, the provisions of Sections
180.1140 to 180.1144 of the WBCL. Assuming the accuracy of the representation and warranty set forth in Section 5.9, no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute"), is applicable to the Company, the Shares, the Merger or the transactions contemplated hereby. The Company makes no representation or warranty concerning the applicability of any Takeover Statute other than those Takeover Statutes existing under the WBCL.
   4.23 Certain Agreements. Except as set forth in Schedule 4.23, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in
Schedule 4.23 or except for any such as would not result in a Company Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 4.23, there are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

   4.24 Brokers and Finders. Except for the fees and expenses payable to Legg Mason Wood Walker, Incorporated, which fees and expenses are reflected in its agreement with the Company, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

   4.25 Opinion of Financial Advisor. The Company has received the opinion of Legg Mason Wood Walker, Incorporated, dated November 24, 2000, to the effect that, as of such date, the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

   Each of Parent and Newco represent and warrant jointly and severally to the Company that:

   5.1 Corporate Organization and Qualification. Each of Parent and its Subsidiaries and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Each of Parent and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective Certificate of Incorporation and By-Laws.

   5.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

   5.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will:

   (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Newco;

   (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the articles of merger pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) such filings and consents as may be required by the FCC or the FCC Rules, the MPUC or the MPUC Rules and the WPSC or the WPSC Rules, (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets, (vii) such filings and consents as may be required under any local government environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement or (viii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby;

   (c) except as set forth in Schedule 5.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

   (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not individually or in the aggregate have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby.

   5.4 SEC Reports; Financial Statements.

   (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1999 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   5.5 Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the

Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   5.6 Financing. Parent or Newco will have sufficient cash and/or cash equivalents available at the Effective Time to pay the aggregate Merger Consideration and all other funds necessary to consummate the Merger, the Agreement and the other transactions contemplated hereby.

   5.7 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

   5.8 Brokers and Finders. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

   5.9 Share Ownership. Neither Parent nor Newco is an "interested stockholder" as such term is defined in Section 1140(8)(a) of the WBCL or a "significant shareholder" as such term is defined in Section 1130(11) of the WBCL.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

   6.1 Shareholders Meeting. The Company, acting through the Board of Directors, shall:

   (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting"), to be held as soon as practicable after the date hereof, for the purpose of considering and taking action upon this Agreement;

   (b) include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement; notwithstanding anything to the contrary in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if in the good faith opinion of the Board of Directors, after consultation with counsel, such recommendation is reasonably determined to be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; any such withdrawal, modification or amendment shall not constitute a breach of this Agreement; and

   (c) use all reasonable efforts to promptly prepare and file with the Securities and Exchange Commission (the "SEC") the Proxy Statement and (A) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date hereof and (B) obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby unless, in the good faith opinion of the Board of Directors after consultation with its counsel, obtaining such approvals might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

   At such meeting, Parent and Newco will vote all Shares, if any, owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

   6.2 Conduct of Business of the Company.

   The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the

Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as set forth in Schedule 6.2, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

   (a) except for shares to be issued or delivered pursuant to the Option Plan or pursuant to the ESPP, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

   (b) except pursuant to the Company's stock-based employee benefit plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares, provided, however, that the Company may in its discretion redeem the outstanding Rights at any time;

   (c) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in accordance with past dividend policy (except that the Company shall not declare, set aside for payment or pay any such dividend in respect of the Company's first two fiscal quarters of 2001 and shall not pay any such dividend prior to September 30, 2001) and except for dividends by a wholly owned Subsidiary of the Company;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive subsidiary (other than the Merger);

   (e) adopt any amendments to its Amended and Restated Articles of Incorporation, By-Laws or except as necessary in connection with the transactions contemplated by Sections 6.9(a) and 6.9(b), operating agreement or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

   (f) except as otherwise contemplated or permitted by this Agreement, make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities, other than in the ordinary course of business consistent with past practice;

   (g) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned Subsidiary of the Company;

   (h) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice;

   (i) except as set forth on Schedule 6.2(i), pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director or officer, whether past or present;

   (j) except as set forth on Schedule 6.2(j), enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or key employee;

   (k) except as set forth on Schedule 6.2(k) or as may be required to comply with applicable law or as may be required by those items listed on Schedule 4.13(e), become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

   (l) settle or compromise any material tax claim, file any material amended tax return or claim for refund, or file any tax return incorporating a material position, election or method of accounting inconsistent with a position, election or method incorporated in past tax returns, except as required by law;

   (m) except in the ordinary course of business consistent with past practice,
(i) lease, sublease, license, sublicense, transfer, mortgage, encumber its or any of its Subsidiaries' real or personal property or (ii) acquire or permit any of its Subsidiaries to acquire any real property;

   (n) except as set forth in Schedule 6.2(n), make capital expenditures; or

   (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   6.3 No Solicitation of Transactions.

   (a) Except as contemplated or as otherwise permitted by this Agreement or pursuant to the exercise of Options or pursuant to the ESPP, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Newco or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of any of the assets of the Company and its Subsidiaries, or any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction (a "Competing Transaction"); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, if the Company receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party, which the Board of Directors determines in good faith (after consulting the Board of Directors' independent financial advisor) (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement and (B) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a "Superior Competing Transaction"), then the Company may, in response to an unsolicited request therefor and subject to compliance with
Section 6.3(b), furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. The Company shall not be permitted to waive the provisions of any "standstill" agreement between the Company and a Third Party and shall be required to use all reasonable efforts to enforce the provisions of any such

"standstill" agreement. Nothing contained in this Agreement shall prevent the Board of Directors from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act. Notwithstanding anything to the contrary contained in this Section 6.3, nothing herein shall limit the ability of the Company or its Subsidiaries to carry out the actions set forth in Section 6.9.

   (b) The Company shall advise Parent orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company and (ii) the material terms of such Competing Transaction. The Company will keep Parent reasonably informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner.

   6.4 Reasonable Efforts.

   (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the FCC, Federal Trade Commission , Department of Justice, MPUC or WPSC and (ii) such filings, consents, approvals, orders registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of any or all of the Company, Newco and Parent. Consistent with the foregoing, the parties shall use all reasonable efforts to cooperate in the planning of any dispositions of assets or operations that may be undertaken prior to and in contemplation of the Merger, including planning to mitigate the tax costs of any such dispositions.

   (b) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.4 if in the good faith opinion of the Board of Directors after consultation with its counsel such actions are reasonably determined to be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

   6.5 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated October 12, 2000 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

   6.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

   6.7 Indemnification of Directors and Officers.

   (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company, or is or was serving at the request of the Company or any Subsidiary of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel satisfactory to them (except in case of a conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and the Company, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received and (C) the Company and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, use their commercially reasonable efforts to assist in the defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof; provided, that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

   (b) Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company and the Subsidiaries of the Company in the Amended and Restated Articles of Incorporation and By-Laws of the Company as in effect as of the date hereof with respect to matters occurring at or prior to the Effective time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim. For a period of six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than one-hundred-percent (100%) of the amount of existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than one-hundred-percent (100%) of the amount of existing coverage, than the policies which are currently maintained by the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than two-hundred-percent (200%) of the current annual premium for the existing policies; provided, that if such policies are not available for an annual premium of no more than two-hundred-percent (200%) of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of two-hundred-percent (200%) of the current annual premium shall be obtained.

   (c) This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7.

   (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

   (e) To the extent permitted by law, all rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

   6.8 Employees.

   (a) Except as set forth on Schedule 6.8(a), Parent agrees to provide or cause to be provided to at least December 31, 2002 employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries that in the aggregate for all employees of the Company and its Subsidiaries as a group (and not as to any individual employee) are substantially similar to the Company Plans and no less favorable in the aggregate than those employee benefit plans, programs, arrangements and policies for the benefit of similarly situated employees of Parent and/or its Subsidiaries. In the case of benefit plans and programs under which benefits are paid or determined by reference to the value of Shares, Parent agrees that such benefits shall be paid or determined by reference to the value of shares of Parent Common Stock in an equitable manner. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent and/or its Subsidiaries for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent and/or its Subsidiaries for the benefit of the employees, except that no credit shall be given for benefit accruals which would require any contribution to or benefits under any or all of Parent's pension plans for periods prior to the Effective Time or would result in duplication of benefits. Without limiting the foregoing, neither Parent nor any of its Subsidiaries shall treat any Company employee as a "new" employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

   (b) Parent and the Surviving Corporation hereby agree to honor (without modification except as set forth on Schedule 6.8(b)) and assume the employment agreements, executive severance agreements and individual benefit arrangements listed on Schedule 6.8(b), all as in effect at the Effective Time. It is understood and agreed by the parties hereto that a termination of employment by an "Executive" after the Effective Time and within 36 calendar months after a "Change of Control" shall meet the standard of a "Good Reason" termination (as such terms are used and/or defined in the executive severance agreements set forth in Schedule 6.8(b)).

   (c) Parent and the Surviving Corporation hereby agree to continue in effect the obligations under the Company's Supplemental Executive Retirement Plan and its related trust for the greater of: (i) not less than two years following the Effective Time and (ii) the time periods required under their respective terms; provided that the Parent's or the Surviving Corporation's obligations to accrue or credit benefits on behalf of a participant under the Company's Supplemental Executive Retirement Plan or make contributions under its related trust shall terminate in the year of the participant's death or the participant's termination of his employment with Mid-Plains, Inc.

   (d) Parent and the Surviving Corporation hereby agree to continue in effect the sick pay banking policy referred to in the Mid-Plains, Inc. employee handbook.

   6.9 Transfer of Interests.
   (a) The Company hereby agrees to cause the transfer of its interest in PCS Wisconsin, LLC prior to the Closing as set forth in Schedule 6.9(a).

   (b) The Company hereby agrees to cause the transfer of its interest in Madison SMSA Limited Partnership prior to the Closing as set forth in Schedule 6.9(b).

   6.10 Employment Plans. On or before December 31, 2000 the Company shall amend the Company ESPP to provide that no Shares will be offered for sale under such plan after that date.

   6.11 Change in Control Matters. The Company shall not take any action that will trigger the provisions of Section 11 of that certain Joint Venture Agreement dated September 23, 1999, between HBC Telecom, Inc. and Hiawatha Broadband Communications, Inc.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Shareholder Approval. The Merger and this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable law and the Amended and Restated Articles of Incorporation of the Company.

   (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated.

   (c) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Parent Material Adverse Effect (assuming the Merger had taken place), and the waiting periods under the HSR Act shall have expired or been terminated.

   7.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

   (a) The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

   (b) Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

   7.3 Conditions to the Parent's and Newco's Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

   (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

   (b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

   (c) Rights Agreement. No Distribution Date or Shares Acquisition Date (as defined in the Rights Agreement) shall have occurred.


                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

   8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before September 29, 2001 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to purchase.

   8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct which are not reasonably likely to have a Company Material Adverse Effect; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure or (iii) the Board of Directors withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco or (iv) a Distribution Date or a Shares Acquisition Date (each as defined in the Rights Agreement) shall have occurred.

   8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct which are not reasonably likely to adversely effect Parent's or Newco's ability to complete the Merger; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Parent of written notice of such failure or (iii) the Board of Directors withdraws or materially modifies or changes its recommendation of this Agreement or the Merger if there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction; provided, that it shall be a condition to termination pursuant to this Section 8.4(iii) that the Company shall have made the payment of the fee to Parent required by
Section 8.5(b).

   8.5 Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5 and the provisions of Sections 9.1 and
9.2 and the last two sentences of Section 6.5. Nothing contained in this
Section 8.5 shall relieve any party from liability for any willful breach of any covenant or other agreement contained in this Agreement.

   (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

     (i) by Parent pursuant to Section 8.3(iii);

     (ii) by the Company pursuant to Section 8.4(iii); or

    (iii) by either Parent or the Company pursuant to Section 8.2(ii) if prior to such termination the Company receives a proposal or offer for a Superior Competing Transaction in circumstances where within one year after the termination of this Agreement pursuant to this
       Section 8.5(b)(iii) (A) the Company enters into a definitive agreement in respect of, or approves or recommends such Superior Competing Transaction, or (B) agrees or resolves to do the foregoing, then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to three (3) percent of the aggregate Merger Consideration, in the case of clause (i) above, within two business days following such termination, or, in the case of clause (ii) above, concurrently with such termination, or, in the case of clause (iii) above, not later than the earliest of the date of such definitive agreement, approval, recommendation, agreement or resolution.

   8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

   9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided that Parent shall pay any and all transfer taxes (including, without limitation, any real property gains taxes), if any, for which the shareholders of the Company are liable as a result of the transactions contemplated by this Agreement.

   9.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

   9.3 Modification or Amendment. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

   9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

   9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to the principles of conflicts of law thereof.

   9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

     (a) If to the Company, to

       Chorus Communications Group, Ltd.
       8501 Excelsior Drive
       Madison, Wisconsin 53717
       Attention: Mr. Dean W. Voeks
       (608) 826-4200 (telephone)
       (608) 826-4958 (telecopier)

       with copies to:

       Chorus Communications Group, Ltd.
       8501 Excelsior Drive
       Madison, Wisconsin 53717
       Attention: Grant B. Spellmeyer, Esq.
       (608) 826-4440 (telephone)
       (608) 826-4958 (telecopier)
       and

       Skadden, Arps, Slate, Meagher
          & Flom (Illinois)
       333 West Wacker Drive
       Chicago, Illinois 60606
       Attention: Gary P. Cullen, Esq.
       (312) 407-0700 (telephone)
       (312) 407-0411 (telecopier)

     (b) If to Parent or Newco, to

       Telephone and Data Systems, Inc.
       30 North LaSalle Street, Suite 4000
       Chicago, Illinois 60602
       Attention: Mr. Scott H. Williamson
       (312) 630-1900 (telephone)
       (312) 630-9299 (telecopier)

       with a copy to:

       Sidley & Austin
       Bank One Plaza
       10 South Dearborn Street
       Chicago, Illinois 60603
       Attention: Michael G. Hron, Esq.
       (312) 853-7000 (telephone)
       (312) 853-7036 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

   9.8 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

   9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

   9.10 Certain Definitions. As used herein:

   (a) An "Affiliate" of, or a person "affiliated" with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

   (b) "Company Material Adverse Effect" shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole but shall not include any change, effect or circumstance arising from the execution, delivery or performance of this Agreement or any change, effect or circumstance that is generally applicable to or in (i) the telecommunications industry generally including, without limitation, the adoption or implementation of regulatory changes or the issuance of additional licenses for the provision of wireless telecommunications services, (ii) the United States economy or the economy generally prevailing in the jurisdictions where the Company does business, or
(iii) the United States or global financial or capital markets.

   (c) "Effective Time Market Price" means with respect to one share of Parent Common Stock, the average of the Mean Price (calculated on a weighted average based upon the volume of shares traded on each day) for such share during the period of the first twenty (20) trading days out of the last thirty (30) trading days ending on the trading day prior to the Effective Time.

   (d) "Governmental Entity" shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including the FCC, MPUC, WPSC and other public utility or service commission or similar agency.

   (e) "Limited Partnership Interest" shall mean the Company's indirect ownership of a 2% limited partnership interest in Wisconsin RSA #8 and an 18.132% limited partnership interest in Madison SMSA Limited Partnership.

   (f) "Mean Price" means, on any day in which shares are traded on the American Stock Exchange, the average of the high and low trading prices for which one share of common stock of Parent is traded on the American Stock Exchange as reported by The Wall Street Journal.

   (g) "Parent Material Adverse Effect" shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition or results of operations of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries, taken as a whole but shall not include any change, effect or circumstance arising from the execution, delivery or performance of this Agreement or any change, effect or circumstance that is generally applicable to or in (i) the telecommunications industry generally including, without limitation, the adoption or implementation of regulatory changes or the issuance of additional licenses for the provision of wireless telecommunications services, (ii) the United States economy or the economy generally prevailing in the jurisdictions where the Company does business, or
(iii) the United States or global financial or capital markets.

   (h) "Permitted Liens" shall mean any (i) (A) platting, subdivision, zoning, building and other similar legal requirements which are not violated by the buildings, structures and other improvements located thereon, (B) easements, restrictive covenants, rights-of-way, leases, encroachments and other encumbrances and agreements (other than contracts or options pursuant to which any property owned by the Company or its Subsidiaries is or may be required to be sold), whether or not of record, (C) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, and (D) minor imperfections of title, none of which items set forth in this clause (i), individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords', or other like liens securing obligations that are not delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and in respect of which the Company has created adequate reserves or which have been bonded; (iii) liens for Taxes and other governmental charges, assessments or fees which are not yet due and payable or which are being contested in good faith by appropriate proceedings and in respect of which the Company, if required pursuant to generally accepted accounting principles, has created adequate reserves or which have been bonded; (iv) liens in favor of a landlord of leased property
(A) created by operation of statutory or common law, (B) encumbering personal property located at such leased property, and (C) which do not secure any rents or other payments that are past due as of the date hereof or the Effective Time and in respect of which the Company, if required pursuant to generally accepted accounting principles, has created adequate reserves or which have been bonded; and (v) liens encumbering the landlord's interest under leased property and in respect of which the Company, if required pursuant to generally accepted accounting principles, has created adequate reserves or which have been bonded.

   (i) "Subsidiary" shall mean, when used with reference to any entity, any corporation, partnership, joint venture, limited liability corporation or other entity in which the former entity owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or is a general partner.

   9.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

   9.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

   9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Chorus Communications Group, Ltd.

                                             /s/ Dean W. Voeks
                                          By:_________________________________
                                            Name: Dean W. Voeks
                                            Title: President and Chief
                                             Executive Officer

                                          Telephone and Data Systems, Inc.

                                             /s/ Scott H. Williamson
                                          By:__________________________________
                                            Name: Scott H. Williamson
                                            Title: Sr. Vice President

                                          Singer Acquisition Corp.

                                             /s/ Scott H. Williamson
                                          By:__________________________________
                                            Name: Scott H. Williamson
                                            Title: Sr. Vice President

                                                                         Annex B

        RESTATED ARTICLES OF INCORPORATION--STOCK FOR-PROFIT CORPORATION

The following restated articles of incorporation of

   Singer Acquisition Corp.
   _____________________________________________________________________________

duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supercede and take the place of the existing articles of incorporation and any amendments thereto:

 Article 1. Name of the corporation: Chorus Communications Group, Ltd.

            The corporation is organized under Ch. 180 of the Wisconsin
 Article 2. Statutes.

 Article 3. The corporation shall be authorized to issue 1,000 shares.

            Name of the registered agent: CSC--Lawyers Incorporating Service
 Article 4. Company

 Article 5. Street address of the registered office: 25 West Main Street
            Madison, WI 53703

                               November 24, 2000                    ANNEX C

Board of Directors
Chorus Communications Group, Ltd.
8501 Excelsior Drive
Madison, WI 53717

Members of the Board:

   We have been advised that Chorus Communications Group, Ltd. ("Chorus"), Telephone and Data Systems, Inc. ("TDS") and a wholly-owned subsidiary of TDS, are entering into an Agreement and Plan of Merger (the "Agreement") pursuant to which, among other things, each share of Chorus shall be converted into the right to receive from TDS $36.07 per share in cash (the "Consideration") on terms and conditions more fully set out in the Agreement (the transaction is referred to herein as the "Transaction").

   You have requested our opinion (the "Opinion") as to the fairness to the shareholders of Chorus, from a financial point of view, of the Consideration.

   In rendering our Opinion we have, among other things:

     (iii) reviewed and analyzed the draft copy of the Agreement presented to the Board of Directors of Chorus (the "Board");

     (iv) reviewed and analyzed certain publicly available information concerning Chorus and TDS, including audited consolidated financial statements of Chorus contained on Form 10-K for the fiscal years ended December 31, 1995 through 1999 and unaudited condensed financial statements contained on Form 10-Q for the quarter and nine months ended September 30, 2000;

     (iii) reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of Chorus prepared by Chorus;

     (iv) reviewed and analyzed financial and market data and operating statistics relating to Chorus and compared them with similar publicly available information of selected public companies that we deemed relevant to our inquiry;

     (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies we deemed to be comparable to the Transaction;

     (vi) held meetings and discussions with certain officers and employees of Chorus concerning the past and current operations, financial condition and prospects of Chorus; and

     (vii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of our Opinion.

   In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Chorus, and that which is publicly available, and we have not independently verified such information. We have further relied upon the assurances of the management of Chorus that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the management of Chorus, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for Chorus and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Chorus. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for their accuracy or completeness.

   We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of Chorus and we have not been furnished with any such appraisal or evaluation.

Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.

   Our Opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. We have assumed that the final Agreement will not differ in any material respect from the draft Agreement we reviewed. We have also assumed the Transaction will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by Chorus.

   We have acted as financial advisor to the Board of Chorus and will receive a fee for our services. It is understood that this letter is for the information of, and directed solely to, the Board in its evaluation of the Transaction and our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Transaction. Additionally, our Opinion does not compare the relative merits of the Transaction with those of any other transaction or business strategy which were or might have been considered by the Board as an alternative to the Transaction and does not address the underlying business decision by the Board to proceed with or effect the Transaction. If this letter is included in a proxy statement distributed in connection with a shareholders' meeting of Chorus, it must be reproduced in such proxy statement in full, and any description of or reference to Legg Mason or summary of this letter in such proxy statement must be in a form reasonably acceptable to Legg Mason and its counsel and consistent with similar descriptions or references in transactions of this type.

   Other than as set forth above, this letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair to the shareholders of Chorus from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          LEGG MASON WOOD WALKER, INCORPORATED

                                                                    ANNEX D

                       WISCONSIN BUSINESS CORPORATION LAW

                   (Enacted by Act 303, L. '89, eff. 1-1-91.)

                       Subchapter XIII Dissenters' Rights

180.1301 DEFINITIONS.

   In ss. 180.1301 to 180.1331:

   (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

   (1m) "Business combination" has the meaning given in s. 180.1130(3).

   (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

   (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

   (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

   (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

   (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302 RIGHT TO DISSENT.

   (1) Except as provided in sub (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

       1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

       2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

     (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

       1. A sale pursuant to court order.

       2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

   (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

     (a) Alters or abolishes a preferential right of the shares.

     (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

     (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

     (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

     (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

   (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or
180.1829(1)(c).

   (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

   (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

   (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

     (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

     (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320 NOTICE OF DISSENTERS' RIGHTS.

   (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

   (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

   (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

     (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

     (b) Not vote his or her shares in favor of the proposed action.

   (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322 DISSENTERS' NOTICE.

   (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

   (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with
s. 180.0141 and shall include or have attached all of the following:

     (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

     (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

     (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

     (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

     (e) A copy of ss. 180.1301 to 180.1331.

180.1323 DUTY TO DEMAND PAYMENT.

   (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

   (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

   (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

   (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

   (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325 PAYMENT.

   (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

   (2) The payment shall be accompanied by all of the following:

     (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

     (b) A statement of the corporation's estimate of the fair value of the shares.

     (c) An explanation of how the interest was calculated.

     (d) A statement of the dissenter's right to demand payment under s.
  180.1328 if the dissenter is dissatisfied with the payment.

     (e) A copy of ss. 180.1301 to 180.1331.

180.1326 FAILURE TO TAKE ACTION.

   (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

180.1327 AFTER-ACQUIRED SHARES.

   (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent that the corporation elects to withhold payment under sub.
(1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

   (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

     (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

     (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

     (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

   (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub.
(1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330 COURT ACTION.

   (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

   (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

     (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

     (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under
  s. 180.1327.

180.1331 COURT COSTS AND COUNSEL FEES.

   (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

   (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

     (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

     (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

   (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

FORM OF PROXY                     FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                 ---------------------------------------------

                       CHORUS COMMUNICATIONS GROUP, LTD.
                             8501 Excelsior Drive
                           Madison, Wisconsin 53717

            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
                 OF CHORUS COMMUNICATIONS GROUP, LTD. FOR THE

                SPECIAL MEETING OF SHAREHOLDERS ON JUNE 5, 2001

     The undersigned shareholder(s) of Chorus Communications Group, Ltd. ("Chorus") hereby appoint(s) Charles Maulbetsch and Harold L. Swanson, and each of them individually, with full power of substitution, the proxy of the undersigned to vote all shares of Common Stock, no par value per share, of Chorus which the undersigned is entitled, in any capacity, to vote at the Special Meeting of Shareholders to be held on June 5, 2001 and any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present, as follows:

     This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the proxy and at the discretion of the proxy holders as to any matters that may properly come before the Special Meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PROPOSALS STATED AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

     Please complete, sign and return the proxy card to register your voting instructions of all shares owned by you.

            (Continued, and to be signed and dated on reverse side)

                              Please Detach Here
            -----------------------------------------------------
[X]  Please mark votes
     as in this example.

          THE BOARD OF DIRECTORS OF CHORUS COMMUNICATIONS GROUP, LTD.
                       RECOMMENDS A VOTE FOR PROPOSAL 1.
                                      ---
1. To approve the Agreement and Plan of Merger, dated as of November 24, 2000, by and among Chorus Communications Group, Ltd., Telephone and Data Systems, Inc. and Singer Acquisition Corp. (including the form of the Surviving Corporation's Articles of Incorporation), as described in the accompanying proxy statement.


     [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN


     Please sign and date this proxy and return it in the enclosed return envelope, whether or not you expect to attend the Special Meeting. You may also vote in person if you do attend.


Dated:_________________________, 2001


            ------------------------------------------------------
                                   Signature


            ------------------------------------------------------
                                   Signature


NOTE: Please sign exactly as the name appears hereon. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporate officers or others signing in a representative capacity should indicate the capacity in which they are signing.



(Please sign, date and return this proxy card in the enclosed envelope.)